Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ABBOTT LABORATORIES,

RAINFOREST ACQUISITION INC.

and

ADVANCED MEDICAL OPTICS, INC.

Dated as of January 11, 2009

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 11, 2009 (this “Agreement”), by and among ABBOTT LABORATORIES, an Illinois corporation (“Parent”), RAINFOREST ACQUISITION INC., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), and ADVANCED MEDICAL OPTICS, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.3 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, the Purchaser proposes to commence a tender offer to purchase all of the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that are outstanding and the associated preferred stock purchase rights (the “Company Rights”) issued in connection with and subject to the Rights Agreement, dated June 24, 2002, by and between the Company and Mellon Investor Services, LLC (the “Rights Agreement”) (which Company Rights, together with the shares of the Company Common Stock, are hereinafter referred to as the “Shares”), at a price per Share of $22.00 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”) (such offer, as amended from time to time as permitted by this Agreement, the “Offer”);

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than (i) Shares to be cancelled or converted in accordance with Section 2.1(b) and (ii) Dissenting Shares) shall be converted into the right to receive the Offer Price;

WHEREAS, concurrently with the execution of this Agreement, Purchaser and certain stockholders of the Company (the “Principal Stockholders”) are entering into support agreements, each of even date herewith (the “Support Agreements”), pursuant to which such stockholders have agreed, among other things, to tender their Shares in the Offer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Support Agreements and the other transactions contemplated hereby and thereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement and approve the Merger (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Purchaser has, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including without limitation the Offer and the Merger, and the Parent or a wholly-owned subsidiary of Parent (in each case, in its capacity as the sole stockholder of Purchaser) has adopted this Agreement and the transactions contemplated hereby; and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, and none of the events or conditions in clause (c) of Annex I shall have occurred and be continuing, as promptly as practicable after the date hereof (but in no event later than eleven (11) Business Days after the date of the initial public announcement of this Agreement), the Purchaser shall, and Parent shall cause the Purchaser to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer.

(b) Subject to (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares, if any, then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of all outstanding Shares (determined on a Fully Diluted Basis) entitled to vote (A) in the election of directors or (B) upon the adoption of this Agreement and approval of the Merger, on the date Shares are accepted for payment (collectively, the “Minimum Condition”); and (ii) the satisfaction or waiver by Parent or the Purchaser of the other conditions and requirements set forth in Annex I, the Purchaser shall, and Parent shall cause the Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the Purchaser is legally permitted to do so under applicable Law (the date and time of acceptance for payment, the “Acceptance Time”). Parent shall provide or cause to be provided to Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the conditions and requirements set forth in Annex I. Parent and the Purchaser expressly reserve the right to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend or modify the other conditions set forth in Annex I in a manner adverse to the holders of Shares, (vi) extend the Expiration Date other than in accordance with this Agreement, or (vii) amend any other term of the Offer which is adverse to the holders of Shares.

(d) Subject to the provisions of this Agreement, unless extended in accordance with the terms of this Agreement, the Offer shall expire at 12:00 midnight (Eastern time) on the date (the “Initial Expiration Date”) that is twenty (20) Business Days following the commencement of the Offer or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(e) Purchaser may, without the consent of the Company, if on or prior to any then scheduled Expiration Date any of the conditions of the Offer are not satisfied or waived, extend the Offer for such period as the Purchaser determines, provided that such extension shall be in increments of not more than ten (10) Business Days if all of the conditions set forth on Annex I other than the Minimum Condition have been satisfied or waived at such Expiration Date. In addition, if on or prior to any then scheduled Expiration Date, any of the conditions to the Offer have not been satisfied or, to the extent waivable by the Parent or the Purchaser pursuant to this Agreement, waived by Parent or the Purchaser, subject to Parent’s rights in Article 7, the Purchaser shall, and Parent shall cause the Purchaser to, extend the Offer for successive periods of up to ten (10) Business Days each, the length of each such period to be determined by the Purchaser in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that the Purchaser shall not be required to extend the Offer beyond the Termination Date; provided, further, that the Purchaser shall not be required to extend the Offer after the Company delivers, or is required to deliver, to Parent a notice with respect to an Acquisition Proposal that has been received by the Company, its Subsidiaries, or any Company Representative, in accordance with Section 5.4, except to the extent that prior to the then scheduled Expiration Date (i) the Acquisition Proposal giving rise to such notice has been withdrawn or the Company Board has rejected the Acquisition Proposal giving rise to such notice, (ii) the Company Board has reconfirmed the Company Board Recommendation, and (iii) the withdrawal or rejection of such Acquisition Proposal and the reconfirmation of the Company Board Recommendation shall have been publicly announced by the Company. In addition, the

Purchaser shall extend the then scheduled Expiration Date for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission (the “SEC”) or its staff or the New York Stock Exchange (“NYSE”).

(f) If necessary to obtain sufficient Shares to reach the Short Form Threshold (without regard to Shares issuable upon the exercise of the Top-Up Option or Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), the Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall, and Parent shall cause the Purchaser to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period”. The Offer Documents shall provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article 7. If this Agreement is terminated pursuant to Article 7, the Purchaser shall, and Parent shall cause the Purchaser to, promptly (and in any event within twenty four (24) hours of such termination) terminate the Offer and shall not acquire the Shares pursuant thereto. If the Offer is terminated by the Purchaser, or this Agreement is terminated prior to the acquisition of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits: the Offer to Purchase, a form of letter of transmittal, the notice of guaranteed delivery, a form of summary advertisement and other ancillary Offer documents and instruments required by the Exchange Act pursuant to which the Offer shall be made (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by such party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.2 Company Actions.

(a) On the date the Offer Documents are filed with the SEC or as soon as practicable thereafter, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(d), contain the Company Board Recommendation. The Schedule 14D-9 will comply in all material respects with the applicable provisions of the Exchange Act. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. In addition, the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) Promptly after the date hereof (and in any event in sufficient time to permit the Purchaser to commence the Offer in a timely manner) and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting Beneficial Owner lists and any other listings or computer files containing the names and addresses of the record or Beneficial Owners of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting Beneficial Owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and Beneficial Owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.

Section 1.3 Directors.

(a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased (including Shares accepted for payment and the purchased Top-Up Shares) bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent and its Affiliates Beneficially Own a majority of the Shares of the Company). Subject to subsection (c) of this Section 1.3, the Company shall also cause individuals designated by Purchaser to constitute the same percentage as such individuals represent of the entire Company Board (but no less than a majority) on the following: (i) each committee of the Company Board; (ii) each Board of Directors and each committee thereof of each wholly owned Subsidiary of the Company and (iii) the designees, appointees or other similar representatives of the Company on each Board of Directors (or other similar governing body) and each committee thereof of each non-wholly owned Subsidiary. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser shall supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by such Section and Rule.

(b) Following the election or appointment of Purchaser’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date of this Agreement and who are not officers of the Company and who are independent directors for purposes of the continued listing requirements of the NYSE (the “Continuing Directors”); provided, however, that if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors shall be entitled to elect or designate a person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.3(b). So long as there shall be at least one Continuing Director, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company or any exercise of the Company’s rights or remedies under this Agreement shall require the concurrence of a majority of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director).

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.3(a), until the Effective Time, each committee of the Company Board that is required by the NYSE rules or the federal securities laws to be comprised solely of, or a majority of, Continuing Directors shall be so comprised; provided, however, that in such event, if the number of Continuing Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Continuing Director(s) shall be entitled to designate persons meeting the foregoing criteria to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement or, if no other Continuing Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NYSE and the federal securities laws, to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Section 1.3(c).

Section 1.4 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, except that all references therein to the Purchaser shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to the Purchaser shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Central Time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

Section 1.6 Meeting of Stockholders to Approve the Merger.

(a) If elected by Parent, the Company shall prepare a proxy statement or information statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement. If elected by Parent, the Proxy Statement shall be so prepared prior to the Acceptance Time such that the Proxy Statement shall be in a form ready, if necessary, to file with the SEC as promptly as practicable following the Acceptance Time. If, after the Acceptance Time, approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company shall file the Proxy Statement with the SEC as promptly as practicable following the Acceptance Time. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) If, after the Acceptance Time, approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with Parent, duly set a record date for, and within five (5) Business Days after receipt of SEC clearance of the Proxy Statement, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with Parent for a date after the Acceptance Time); (ii) as promptly as practicable after the Acceptance Time, file the Proxy Statement with the SEC, and, within five (5) Business Days after receipt of SEC clearance of the Proxy Statement cause the Proxy Statement to be printed and mailed to the stockholders of the Company; (iii) solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger, and secure any approval of the stockholders of the Company that is required by applicable Law to effect the Merger; and (iv) convene and hold the Special Meeting, provided, that (A) the Company shall not change the date of, postpone or adjourn the Special Meeting without Parent’s prior written consent and (B) Parent may cause the Company to postpone or adjourn the Special Meeting by prior written notice to the Company.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the Merger and Parent shall use its reasonable best efforts to deliver or provide (or cause to be delivered or provided), in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

Section 1.7 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.6, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and, if applicable, the exercise of the Top-Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding shares (including the issuance of any Top-Up Shares) of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable, but no later than the time set forth in Section 1.5, without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

Section 1.8 Top-Up Option.

(a) The Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”), exercisable once upon the terms and subject to the conditions set forth herein, to purchase at the Offer Price an aggregate number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser and their Affiliates at the time of such exercise, shall constitute one Share more than the Short Form Threshold; provided, however, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the number of authorized but unissued Shares as of immediately prior to the issuance of the Top-Up Shares (giving effect to Shares reserved for issuance under the Company Equity Plans as if such Shares were outstanding); provided further, that the Top-Up Option shall terminate upon the earlier of: (x) the fifth (5th) Business Day after the later of (1) the Expiration Date and (2) the expiration of any “subsequent offering period”; and (y) the termination of this Agreement in accordance with its terms.

(b) The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable Law (other than the rules and regulations of the NYSE, which shall not apply for purposes of this Section 1.8) and no judgment, injunction, Order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (ii) upon exercise of the Top-Up Option, the number of Shares owned by Parent, Purchaser and their Affiliates constitutes one Share more than ninety percent (90%) of the number of Shares that shall be outstanding immediately after the issuance of the Top-Up Shares, and (iii) Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.

(c) To exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the number of Shares that shall be owned by Parent, Purchaser and their Affiliates immediately preceding the purchase of the Top-Up Shares and (ii) the place, time and date for the closing of the purchase and sale of the Top-Up Shares (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall pay the Company, in the manner set forth in Section 1.8(d) hereof, the aggregate price required to be paid for the Top-Up Shares, in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Shares or, at the Purchaser’s request or otherwise if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law.

(d) Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Shares either (i) entirely in cash or (ii) at Purchaser’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and the Purchaser and (i) shall bear interest at the rate of 2% per annum, (ii) shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and (iii) may be prepaid, in whole or in part, without premium or penalty.

(e) Parent and Purchaser acknowledge that the Shares which Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or shall be upon any purchase of Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (including each share of restricted stock outstanding under the Company Equity Plans), other than Shares to be cancelled or converted in accordance with Section 2.1(b) and Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the Certificate formerly representing such Shares (or, in the case of Book-Entry Shares, surrender of such Book-Entry Shares) in accordance with Section 2.2.

(b) Cancellation or Conversion of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company and all Shares owned of record by Parent, the Purchaser or any of their respective wholly owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto. At the Effective Time, all

Shares, if any, held by each Subsidiary of the Company shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation as the number of Shares held by such Subsidiary bore to the aggregate number of outstanding Shares of the Company immediately prior to the Effective Time.

(c) Purchaser Common Stock. Each share of common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time (the “Purchaser Common Stock”) shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable national bank reasonably acceptable to the Company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent funds sufficient to pay the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. Such funds shall be invested or otherwise held by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares; provided however, in the event that such funds on deposit with the Paying Agent are insufficient to pay the aggregate Merger Consideration, Parent shall deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to pay the aggregate Merger Consideration. Earnings from such investments, if any, shall be the sole and exclusive property of Parent, and no part of any such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following the one year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Offer Price or Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Purchaser, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

Section 2.4 Treatment of Options and Restricted Stock Units.

(a) Assumption of Company Stock Options. At the Effective Time, (i) each then outstanding and unexercised option to purchase shares of Company Common Stock (such options, the “Company Stock Options”) awarded under any equity incentive plan of the Company, including the Company’s 2002 Incentive Compensation Plan, as amended, the Company’s 2005 Incentive Compensation Plan, the Company’s Amended and Restated 2004 Stock Incentive Plan, the VISX, Incorporated 2001 Nonstatutory Stock Option Plan, the VISX, Incorporated 2000 Stock Plan, the VISX, Incorporated 1995 Director Option and Stock Deferral Plan, as amended and restated, the VISX, Incorporated 1995 Stock Plan, as amended, or any other similar plan, agreement, or arrangement, but excluding the Company’s Amended and Restated 2002 Employee Stock Purchase Plan and the Company’s Amended and Restated 2002

International Stock Purchase Plan (and any similar foreign employee stock purchase plans) (collectively, the “Company Equity Plans”), whether or not vested or exercisable prior to or as a result of the consummation of the Merger, and (ii) each Company Equity Plan, shall, without any further action on the part of any holder of a Company Stock Option, be assumed by Parent. Each Company Stock Option assumed by Parent under this Agreement shall continue to have, and be subject to, substantially the same terms and conditions as were applicable under the Company Equity Plans and the documents governing the Company Stock Options immediately before the Effective Time, except that (x) each Company Stock Option will be exercisable for that number of common shares, without par value, of Parent (the “Parent Common Stock”) (rounded down to the nearest whole share) equal to the product of (1) the number of Shares of Company Common Stock subject to such Company Stock Option and (2) the quotient obtained by dividing (A) the Merger Consideration by (B) the Fair Market Value of a share of Parent Common Stock as of the Effective Time (such quotient, the “Exchange Ratio”), and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of the Company Stock Options will be equal to the quotient obtained by dividing (1) the per share exercise price for the shares of Company Common Stock subject to such Company Stock Option by (2) the Exchange Ratio (rounded up to the nearest whole cent) (each such Company Stock Option, as so adjusted, a “Converted Parent Option”). For purposes of this Section 2.4(a), “Fair Market Value of a share of Parent Common Stock” shall mean the per share closing sale price of Parent Company Common Stock on the NYSE (as reported on the New York Stock Exchange Composite Tape) on the trading day immediately prior to the date on which the Effective Time occurs.

(b) Terms and Conditions of Converted Parent Options. The Converted Parent Options shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans) as the Company Stock Options; provided that Parent shall convert Company Stock Options into Converted Parent Options in such a manner as to ensure that (i) the Converted Parent Options are not subject to Section 409A of the Code as a result of the assumption and conversion and (ii) Converted Parent Options received with respect to Company Stock Options that were “incentive stock options,” or “ISOs,” within the meaning of Section 422 of the Code shall continue to be ISOs within the meaning of Section 422 of the Code. Prior to the Effective Time, the Company and Parent shall cooperate in taking all actions that are necessary to cause the Company Stock Options to be assumed and converted as provided in this Section 2.4.

(c) Treatment of Company Restricted Stock Units. As of the Acceptance Time, each unvested restricted stock unit awarded under the Company Equity Plans (“Restricted Stock Units”) shall vest in full and shall be settled for Company Common Stock in accordance with the terms of the applicable Company Equity Plan, which shares of Company Common Stock shall be converted in accordance with Section 2.1(a) into the right to receive the Merger Consideration at the Effective Time.

(d) Equity Award Waivers. Prior to the Acceptance Time, the Company shall use its best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Stock Options under the Company Equity Plans and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be necessary to give effect to the transactions contemplated by this Section 2.4 (the “Equity Award Waivers”). As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 2.4.

(e) Reservation of Shares. Parent will (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the Converted Parent Options referred to in this Section 2.4 and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock, upon the exercise of the Converted Parent Options. As soon as practicable after the Effective Time, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.4. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as Converted Parent Options remain outstanding.

(f) Notices. As soon as practicable after the Effective Time, Parent will deliver to the holders of the Converted Parent Options appropriate notices setting forth the effect of the Merger on such holders’ rights pursuant to the Company Equity Plans and the agreements evidencing the grants of such Company Stock Options, and that such Company Stock Options will continue in effect as the Converted Parent Options on the same terms and conditions (subject to the adjustment required by this Section 2.4 after giving effect to the Merger).

Section 2.5 Treatment of Employee Stock Purchase Plans. The current offerings in progress as of the date hereof under the Company’s Amended and Restated 2002 Employee Stock Purchase Plan and the Company’s Amended and Restated 2002 International Stock Purchase Plan (and any similar foreign employee stock purchase plans) (collectively, the “ESPPs”) shall continue, and the shares of Company Common Stock shall be issued to participants of such ESPPs on the next currently scheduled purchase dates thereunder occurring after the date hereof and prior to the Effective Time as provided under, and subject to the terms and conditions of, each ESPP. In accordance with the terms of the relevant ESPP, any offering in progress as of the Effective Time shall be shortened, and each then-outstanding option under the ESPPs shall be exercised automatically on the Business Day immediately preceding the Effective Time. Notwithstanding any restrictions on transfer of stock in the relevant ESPP, the treatment in the Merger of any shares of Company Common Stock under this provision shall be in accordance with Section 2.1(a). The Company shall terminate each ESPP as of or prior to the Effective Time. The Company shall promptly after the date hereof amend each ESPP as appropriate to avoid the commencement of any new offering of options thereunder at or after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time and to effectuate the provisions of this Section 2.5. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the ESPPs) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 2.5.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article 3, except (i) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act (other than any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), in each case on or after December 31, 2007 and prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Company Disclosure Schedule, other than, in each case, any matters required to be disclosed for purposes of Section 3.3 (Capitalization), Section 3.9(b) (Financial Statements), clause (a) of Section 3.11 (Absence of Certain Changes or Events), Section 3.14 (Employee Benefit Plans, Options and Employment Agreements), Section 3.15 (Labor Matters) and Section 3.19 (Intellectual Property) of this Agreement which matters shall be specifically disclosed in Sections 3.3, 3.9(b), 3.11(a), 3.14, 3.15 and 3.19 of the Company Disclosure Schedule, respectively) or (ii) as set forth in the disclosure schedule delivered by the Company to the Parent and Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section, other than, in each case, any matters required to be disclosed for purposes of Section 3.3 (Capitalization), Section 3.9(b) (Financial Statements), clause (a) of Section 3.11 (Absence of Certain Changes or Events), Section 3.14 (Employee Benefit Plans, Options and Employment Agreements), Section 3.15 (Labor Matters) and Section 3.19 (Intellectual Property) of this Agreement which matters shall be specifically disclosed in Sections 3.3, 3.9(b), 3.11(a), 3.14, 3.15 and 3.19 of the Company Disclosure Schedule, respectively), the Company represents and warrants to Parent and Purchaser as follows:

Section 3.1 Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, the owners of each Subsidiary’s outstanding capital stock or ownership interests and the number and percentage of shares or other ownership interests owned by each such owner, is set forth in Section 3.1 of the Company Disclosure Schedule. All of the Company’s Subsidiaries are owned 100%, either directly or indirectly, by the Company. Except as set forth in Section 3.1 of the Company Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than one percent of the outstanding stock of such publicly traded company.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a true, complete and correct copy of its Amended and Restated Certificate of Incorporation, as amended to date (the “Company Charter”), and Amended and Restated Bylaws, as amended to date (the “Company Bylaws”). The Company Charter, the Company Bylaws and the charter documents for each of the Company’s Subsidiaries (the “Subsidiaries Governance Documents”) are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws, and none of the Company’s Subsidiaries is in violation of its respective Subsidiaries Governance Documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 240,000,000 Shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 1,200,000 shares are designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). As of January 5, 2009, (i) 61,673,373 Shares of Company Common Stock are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding, (iii) an aggregate of 8,510,479 shares of Company Common Stock are reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Equity Plans, (iv) an aggregate of 4,399,848 shares of Company Common Stock are available for grant under the Company Equity Plans and the ESPPs, and (v) 41,809 Shares of Company Common Stock are issued and held in the treasury of the Company. Between January 5, 2009 and the date of this Agreement, the Company has not issued any securities (including derivative securities) except for Shares of Company Common Stock issued in accordance with the terms of then-outstanding equity awards granted pursuant to a Company Equity Plan or an ESPP. Except pursuant to the Rights Agreement, the Company has not authorized the issuance of any rights representing a right to purchase shares of preferred stock and the Company has not entered into a stockholder rights plan or similar agreement that could have a dilutive effect on certain stockholders. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Subject to Section 5.3(d), Section 3.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) as of January 7, 2009, all outstanding (1) Company Stock Options and (2) restricted stock, restricted stock units, performance awards or other benefits granted under any Company Equity Plan that are payable in shares of Company Common Stock (such units, awards or other benefits, the “Company Incentive Awards”), indicating, with respect to each Company Stock Option and Company Incentive Award then outstanding, (I) the type of awards granted, (II) whether an award was an incentive stock option, (III) the number of shares of Company Common Stock or other shares subject to such Company Stock Option or Company Incentive Award, (IV) the country in which the holder of such award resides, if outside of the United States, (V) the relationship of the holder of such Company Stock Option or Company Incentive Award to the Company including the name of the employer if the holder is a Company Employee and the country in which such employer is located, (VI) the name of the plan under which such Company Stock Option or Company Incentive Award was granted, (VII) the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement, (VIII) whether (and to what extent) the vesting of such Company Stock Option or Company Incentive Award shall be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger, and (IX) the name of each holder of such awards, and (ii) each Company Equity Plan pursuant to which awards granted thereunder are outstanding, indicating in each case the number of shares of capital stock or other equity units that are available for issuance thereunder. The Company has delivered to Parent true, complete and correct copies of all Company Equity Plans and each ESPP and the forms of all stock option agreements and other award agreements evidencing outstanding Company Stock Options or Company Incentive Awards. Each grant of Company Stock Options and Company Incentive Awards was validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. Each Company Stock Option had, on the date of grant, an exercise price of no less than the fair market value (as determined under the applicable Company Equity Plan) of the shares of Company Common Stock subject to such Company Stock Option. There are no outstanding options or other rights to purchase shares of capital stock or other ownership interests in any Subsidiary of the Company or restricted stock, restricted stock units, performance awards, or other benefits granted that are payable in capital stock or other ownership interests in any Subsidiary of the Company, and none of the Company’s Subsidiaries has any equity incentive plan, employee stock purchase plan, or any similar plan, agreement or arrangement.

(c) Except as described in Section 3.3(a) or (b), no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.3(a) or (b), there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any Shares of Company Common Stock or shares of capital stock of any such Subsidiary.

(d) All outstanding shares of the Company’s and its Subsidiaries’ capital stock are, all Shares of Company Common Stock reserved for issuance as specified above will be, and all Shares of Company Common Stock to be issued in connection with the Top-Up Option have been or will be (when issued in accordance with this Agreement), duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws, the applicable Subsidiaries Governance Documents, or any agreement, arrangement or understanding to which the Company or any Subsidiary is a party or otherwise bound. None of the outstanding shares of Company Common Stock or outstanding shares of capital stock of any Subsidiary have been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all Liens. None of the Company’s Subsidiaries are subject to any general assignment for the benefit of creditors, receivership with respect to their assets, or proceeding under any federal or state bankruptcy or reorganization, rearrangement, insolvency or debt readjustment law.

(e) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

(f) With respect to the Convertible Notes, (i) the conversion rate for the 2.50% Convertible Notes is 19.9045 shares of Company Common Stock per each $1,000 principal amount of the 2.50% Convertible Notes, (ii) the conversion rate for the 1.375% Convertible Notes is 21.0084 shares of Company Common Stock per each $1,000 principal amount of the 1.375% Convertible Notes and (iii) the conversion rate for the 3.25% Convertible Notes is 16.7771 shares of Company Common Stock per each $1,000 principal amount of the 3.25% Convertible Notes.

Section 3.4 Authority; Stockholder Approval.

(a) Subject only to the approval of the stockholders of the Company as described below, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the Company Stockholder Approval. As of the date of this Agreement, the Company Board has unanimously determined that this Agreement and the Support Agreements and the transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of the Company and has unanimously recommended that the stockholders of the Company, to the extent applicable, adopt this Agreement and approve the Merger. The action taken by the Company

Board constitutes approval of the Merger and the Support Agreements and the other transactions contemplated hereby and thereby by the Company Board under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL and Section 2 of Article NINTH of the Company Charter, respectively, do not apply to this Agreement, the Support Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly authorized and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock is the only vote required, if any, of the holders of any class or series of capital stock of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 3.5 No Conflict.

The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will not, and compliance by the Company with any provisions of this Agreement will not (with or without notice or lapse of time, or both): (i) conflict with or violate the Company Charter, the Company Bylaws or any Subsidiaries Governance Documents; (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair the Company’s or any of its Subsidiaries’ rights or alter their respective obligations or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to any Material Contract; (iv) except with respect to any Material Contract and except as would not reasonably be expected to have a Company Material Adverse Effect, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair the Company’s or any of its Subsidiaries’ rights or alter their respective obligations or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to any Contract, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their properties is bound or affected, or (v) other than rights to acquire Company Common Stock pursuant to Company Stock Options under the Company Equity Plans or the ESPPs, give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties.

Section 3.6 Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will not, and compliance by the Company with any provisions of this Agreement will not (with or without notice or lapse of time, or both) require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing or registration with or notification to, any Governmental Entity, except (a) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Schedule 14D-9 and, if required by applicable Law, a Proxy Statement relating to the adoption by the stockholders of the Company of this Agreement, (b) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (c) compliance with any applicable requirements of the HSR Act or the applicable requirements or waiting periods of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the “EC Merger Regulation”), (d) as may be required under any other foreign Competition Laws, (e) such filings as may be required under the rules and regulations of the NYSE, (f) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (g) such other consents, approvals, Orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Litigation. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, there are no actions, suits, arbitrations, mediations, proceedings, governmental investigations or inquiries, subpoenas or material claims, (a) pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective properties or assets (i) which are material, or (ii) otherwise as of September 26, 2008, or (b) whether commenced or threatened, that have been settled or compromised by the Company or any Subsidiary by payment of amounts in excess of $500,000 (other than executive severance settlements in the Ordinary Course of the Company’s Business) or imposing any Non-Monetary Relief, within the three (3) years prior to the date of this Agreement. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order, writ, injunction or decree with any Governmental Entity or arbitrator or mediator that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There are not currently, nor have there been since January 1, 2006, any internal investigations or inquiries being conducted by the Company or any of its Subsidiaries, the Company Board or the Board of Directors of any Subsidiary of the Company (or any committee thereof) or any third party at the request of any of the foregoing (i) concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive or illegal conduct or other misfeasance or malfeasance issues, or (ii) in response to any complaint or notification by any Person pursuant to “whistleblower”, ethics or similar procedures, except in each case investigations or inquiries conducted in the Ordinary Course of the Company’s Business which did not involve any notification to the Company’s Board or any committee thereof.

Section 3.8 Compliance; Permits.

(a) Each of the Company and its Subsidiaries is and has been in material compliance with and is not in material default or violation of (and has not received any notice of non-compliance, default or violation with respect to) any Law applicable to it or by which any of their respective properties are bound or affected.

(b) The Company and each of its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, Orders and other approvals from Governmental Entities (including any authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and any regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder) that are material to the operation of their respective business or the manufacture of products as currently conducted (collectively, the “Permits”), except as set forth in Section 3.8(b)(i) of the Company Disclosure Schedules. Section 3.8(b)(ii) of the Company Disclosure Schedules sets forth the countries in which the Company’s distributors hold product registrations (the “Distributor Registrations”). To the Company’s Knowledge, the sale of products in such countries complies in all material respects with Laws applicable thereto. The Permits and, to the Company’s Knowledge, the Distributor Registrations are in full force and effect, have not been violated and no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s Knowledge, threatened, seeking the suspension, revocation or cancellation of any Permits. No Permit shall and, to the Company’s Knowledge, no Distributor Registration shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c) To the Knowledge of the Company, none of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, and any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any law (including the U.S. Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act).

Section 3.9 SEC Filings; Financial Statements; Corporate Governance.

(a) The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, required to be filed by the Company with the SEC since its inception (collectively, the “Requisite SEC Reports”). The Requisite SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Requisite SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and, in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Requisite SEC Reports or necessary in order to make the statements in such Requisite SEC Reports, in light of the circumstances under which they were or will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, schedules, statements, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Requisite SEC Reports, including any Requisite SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved, and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its consolidated Subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet of the Company contained in the Recent SEC Report on Form 10-K for the year ended December 31, 2007 is referred to herein as the “Balance Sheet.”

(c) The chief executive officer and chief financial officer of the Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing standards and corporate governance rules of the NYSE.

Section 3.10 Disclosure Controls and Procedures. Since December 31, 2005, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.11 Absence of Certain Changes or Events. Since December 31, 2007, the Company and its Subsidiaries have conducted their business in the Ordinary Course of the Company’s Business and, since such date and through the date hereof, there has not occurred: (a) any Company Material Adverse Effect; (b) any amendments to or changes in the Company Charter, Company Bylaws or any Subsidiaries Governance Documents; (c) any material damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance); (d) any change by the Company in its accounting methods, principles or practices with respect to the Company and its consolidated Subsidiaries other than those required by GAAP; (e) any revaluation by the Company of any of its assets or any assets of its consolidated Subsidiaries, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of the Company’s Business; (f) any sale of a material amount of assets (tangible or intangible) of the Company or any of its Subsidiaries; (g) any recalls, field notifications, field corrections or safety alerts with respect to products manufactured by or on behalf of the Company or any of its Subsidiaries; (h) any other action or event that would have required the consent of Parent pursuant to subsections (iv)(other than in the Ordinary Course of the Company’s Business), (vii)(A)(1), (xi) or (xiii) of Section 5.1(a) or the authorization of or making any commitment to do such action or event; and (i) any business practice to materially accelerate the timing or materially increase the amount of sales or shipments of products outside of the Ordinary Course of the Company’s Business and in such a manner so as to cause the products so sold or shipped to be unable to be resold to the end-user customer or otherwise recognized as revenue of the Company under GAAP.

Section 3.12 No Undisclosed Liabilities.

(a) Except as reflected in the Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since the date of the Balance Sheet in the Ordinary Course of the Company’s Business, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

Section 3.13 Agreements, Contracts and Commitments.

(a) All of the Contracts that are required to be described in the Requisite SEC Reports (or to be filed as exhibits thereto) (the “SEC Required Contracts”) are so described or filed and are in full force and effect. Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts in effect as of the date hereof. True and complete copies of all Material Contracts in effect as of the date hereof have been delivered or made available to Parent. “Material Contracts” shall mean (A) all SEC Required Contracts; (B) any other Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets are bound (other than Contracts related to (x) Real Property covered in Section 3.16 and (y) Intellectual Property rights covered in Section 3.19)), and which either (i) has a remaining term of more than one (1) year from the date hereof and (I) cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination, and (II) involves the payment or receipt of money in excess of $5.0 million in any year, (ii) involves the aggregate payment or receipt of money in excess of $10.0 million, (iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other Person, engage in any line of business, compete with any Person or operate at any location, including the type of Contracts described in Section 5.1(a)(v), or (iv) the termination of which or default under which would reasonably be expected to have a Company Material Adverse Effect; (C) all Material Real Property Leases; and (D) all Material IP Contracts.

(b) (i) There is no material breach or material violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Material Contracts.

Section 3.14 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether foreign or domestic or whether or not subject to ERISA), (ii) all other material severance pay, salary continuation, bonus, incentive, retirement, thrift, savings, pension, workers’ compensation, termination (including termination notice requirements), indemnification, profit sharing, deferred compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, paid time off, perquisite, fringe benefit, vacation, disability, death benefit, hospitalization, or medical plans, Contracts, programs, funds or arrangements and (iii) other material employee benefit plans, employment agreements, change in control agreements, Contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, or officers of the Company, any of its Subsidiaries, or any of the Controlled Group Members, which are sponsored or maintained by the Company, any of its Subsidiaries, or any of the Controlled Group Members or with respect to which the Company, any of its Subsidiaries, or any of the Controlled Group Members is obligated to make payments, transfers, or contributions, or under which any of them has or would be reasonably likely to have any material liability for premiums or benefits for the benefit of any present or former employees or directors of the Company, any of its Subsidiaries, or any of the Controlled Group Members whether employed within the United States or outside of the United States (collectively, the “Employee Benefit Plans”). Neither the Company, any of its Subsidiaries nor any of the Controlled Group Members has any material liability with respect to any plan, Contract, program, fund or arrangement of the type described in the preceding sentence other than as set forth in the Employee Benefit Plans. “Controlled Group Member” means each member of any trade or business (whether or not incorporated) (x) under common control (within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) with the Company, or (y) which together with the Company is treated as a single employer under Section 414(t) of the Code.

(b) With respect to each Employee Benefit Plan, the Company has made available to Parent true, complete and correct copies of (i) such Employee Benefit Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any Employee Benefit Plan for which Forms 5500 are required to be filed, the three (3) most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, the most recent determination letter from the IRS, (iv) each trust agreement, insurance or group annuity contract, administration and similar agreements, and investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, and (vii) the most recent financial statements for each Employee Benefit Plan that is funded.

(c) Each Employee Benefit Plan is in material compliance with and has been administered in all material respects in accordance with all applicable Laws and the regulations thereunder, including, as applicable, ERISA and the Code, its terms, the terms of any applicable collective bargaining agreements, and each of the Company, any of its Subsidiaries and any of the Controlled Group Members has in all material respects met its obligations with respect to each Employee Benefit Plan and has timely made (or timely shall make) all required contributions thereto and is not in default or violation of and the Company has no Knowledge of any material default or violation by any other party to any Employee Benefit Plan. No Employee Benefit Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, an examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program that has given rise to or is reasonably expected to give rise to any material liability. All filings, reports, returns, and similar documents, as to each Employee Benefit Plan required to have been submitted to the IRS or to the United States Department of Labor, or to any other Governmental Entity have been timely submitted. With respect to the Employee Benefit Plans, no event has occurred, and, to the Company’s Knowledge, no condition or set of circumstances exists in connection with which the Company, any of its Subsidiaries, any of the Controlled Group Members, or any Employee Benefit Plan participant would be reasonably likely to be subject to any material liability (including penalties or taxes) under any applicable Law, including ERISA or the Code, nor, to the Company’s Knowledge, would the negotiation or consummation of the transactions contemplated by this Agreement be reasonably likely to give rise to any such liability. There have been no (i) non-exempt prohibited transactions (as defined in Section 4975(c) of the Code and Section 406 of ERISA) with respect to any such Employee Benefit Plan that is subject to Section 4975 of the Code or Section 406 of ERISA, where any party dealing with such Employee Benefit Plan or any such trust could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ii) breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that are subject to ERISA that could reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on the Company, any of its Subsidiaries or any of the Controlled Group Members or (iii) material breaches of any other fiduciary duty under applicable Law.

(d) With respect to the Employee Benefit Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) has received determination, opinion or advisory letters from the IRS to the effect that such Employee Benefit Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. No such determination, opinion or advisory letter has been revoked and, no such revocation has been threatened. No such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or increase its cost. The Company has provided Parent with a complete and accurate copy of the most recent determination letter received prior to the date hereof for each Qualified Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also provided to Parent a complete and accurate list of all amendments to each Qualified Plan as to which a favorable determination letter has not yet been received or application for a determination letter made. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that shall result in material liability to the Company. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects, the requirements of Section 401(k)(3) or Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(f) Neither the Company, its Subsidiaries nor any of the Controlled Group Members has ever (i) maintained a Employee Benefit Plan that was subject to Section 412 of the Code or Title IV of ERISA or had any liability with respect to such plan or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA. No Employee Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(g) To the extent permitted by applicable Law, each Employee Benefit Plan (other than the Company Equity Plans, the ESPPs, or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by the Company or one or more of its Subsidiaries or one of the Controlled Group Members party thereto or covered thereby at any time without material liability to the Company, or any of its Subsidiaries or any Controlled Group Member as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(h) Other than as required under Section 601 et seq. of ERISA, none of the Employee Benefit Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(i) There are no actions, suits, proceedings, claims, arbitrations, audits or investigations that are pending or, to the Company’s Knowledge, threatened, with respect to any Employee Benefit Plan (i) other than claims for benefits to be determined by the Company in the Ordinary Course of the Company’s Business, or (ii) by or on behalf of any current or former employee of the Company, any of its Subsidiaries or any of the Controlled Group Members, and to the Company’s Knowledge, no fact or event exists that could give rise to any such matter. No action, suit, proceeding, claim, arbitration, audit or investigation is pending or, to the Company’s Knowledge, threatened, with respect to any Employee Benefit Plan, other than claims for benefits in the Ordinary Course of the Company’s Business.

(j) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, each individual who has received compensation for the performance of services on behalf of the Company, any of its Subsidiaries or any Controlled Group Member has been properly classified as an employee or independent contractor in accordance with applicable Law. Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, no current or former independent contractor that provides or provided personal services to the Company, any of its Subsidiaries or any Controlled Group Member (other than a current or former member of the Company’s Board of Directors) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, Contract, program, fund or arrangement of any kind which the Company, any of its Subsidiaries or any Controlled Group Member is a party or which is maintained, sponsored, or contributed to by the Company, any of its Subsidiaries or any Controlled Group Member.

(k) With respect to each Employee Benefit Plan, (i) all liabilities with respect to such plan are set forth on a consolidated balance sheet of the Company, its Subsidiaries and the Controlled Group Members or in the notes thereto in accordance with GAAP; (ii) each such plan required to be registered with a Governmental Entity has been registered; and (iii) in the case of any such plan that is a defined benefit pension plan (or termination indemnity plan), the fair market value of the assets of each such plan, together with any accrued contributions and applicable book reserve, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of the Company, its Subsidiaries or any Controlled Group Member that participate in such plan according to the generally accepted country and plan-specific actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status of such plans.

(l) Section 3.14(l) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all employment agreements with executive employees and any other material employees of the Company or any of its Subsidiaries; (ii) all non-competition agreements with current or former executive employees of the Company or officers of any of its Subsidiaries; (iii) all severance programs and policies that provide severance in excess of the amount required by Law to the employees of the Company, any of its Subsidiaries or any Controlled Group Member, but, excluding such programs and policies providing only severance to the extent required by Law; and (iv) all plans, Contracts, programs, funds and arrangements of any kind of the Company, any of its Subsidiaries or any Controlled Group Member pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement.

(m) All material (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Benefit Plan on or prior to the Effective Time have been or shall be timely made or are reflected on the Company’s Balance Sheet. There are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims by or on behalf of any plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such plan (other than routine claims for benefits).

(n) With respect to any Contract or insurance policy providing funding for benefits under any Employee Benefit Plan, (i) to the Company’s Knowledge, there is no material liability of the Company, any of its Subsidiaries or any Controlled Group Member in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor, to the Company’s Knowledge, would there be any such liability if such Contract or insurance policy was terminated on the date hereof, and (ii) neither any party to any such Contract nor any insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Company, no such proceedings with respect to any such insurer are imminent.

(o) None of the Company, the Company’s Subsidiaries or any Controlled Group Member has agreed or committed to institute any plan, Contract, program, fund or arrangement of any kind for the benefit of employees or former employees of the Company, any of its Subsidiaries or any Controlled Group Member other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans. No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, any of its Subsidiaries or any Controlled Group Member, or the dependents or other beneficiaries of any such current or former employee.

(p) Section 3.14(p) of the Company Disclosure Schedule sets forth a true, complete and correct list of each plan, program or arrangement that is or may reasonably be deemed to be subject to Section 409A of the Code. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 is now in documentary compliance. No Employee Benefit Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. Except as set forth in Section 3.14(p) of the Company Disclosure Schedule, no award granted under any of the Company Equity Plans or any ESPP is subject to Section 409A of the Code.

(q) There are no outstanding Company Incentive Awards or any restricted stock, restricted stock units, performance awards or other benefits granted under any equity incentive plan of any Subsidiary of the Company that are payable in cash.

(r) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (including as a result of termination of employment on or following the Closing), (i) entitle any current or former employee or officer of the Company, or any of its Subsidiaries or any Controlled Group Member to severance pay, or any other payment from the Company, any of its Subsidiaries or any Controlled Group Member, (ii) accelerate the time of payment or vesting, cause a lapse of repurchase rights, trigger any payment or funding (through a grantor trust or otherwise) of, or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Employee Benefit Plan or increase the amount of compensation due any such employee or officer, or (iii) result in any breach or violation of, or default under any Employee Benefit Plan. There is no Employee Benefit Plan or other plan, Contract, program, fund or arrangement of any kind, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

(s) All amounts payable to holders of Company Common Stock and other securities of the Company pursuant to the Employee Benefit Plans (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by such holders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable holder. The compensation committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of Section 303A.02 of the NYSE Listed Company Manual and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held, or in action by unanimous written consent, duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each Company Equity Plan, (2) each ESPP, (3) the treatment of the Company Stock Options and Restricted Stock Units in accordance with the terms set forth in this Agreement, the applicable Company Equity Plan and any applicable Employee Benefit Plans, and (4) each other Employee Benefit Plan, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

(t) All Foreign Employee Benefit Plans (i) have been maintained and funded in all material respects in accordance with all applicable requirements (including all applicable Tax withholding and reporting requirements and all applicable legal filings), (ii) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved in all respects, as appropriate, based upon reasonable actuarial assumptions.

(u) Except as required under Section 2.4, there is no obligation to consult, negotiate, or reach agreement with any employee, employee group, or employee representative with respect to the negotiation or consummation of the transactions contemplated by this Agreement.

(v) Each Employee Benefit Plan has timely filed with the SEC all forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, required to be filed by such Employee Benefit Plan with the SEC (collectively, the “Benefit Plan SEC Reports”) since its respective inception. The Benefit Plan SEC Reports, including all forms, reports and documents filed by the Employee Benefit Plans with the SEC after the date hereof and prior to the Effective Time, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Benefit Plan SEC Reports or necessary in order to make the statements in such Benefit Plan SEC Reports, in light of the circumstances under which they were or shall be made, not misleading.

(w) Each Company Equity Plan and each Company Stock Option (i) has been duly and validly authorized in a timely manner by all necessary action on the part of the Company; and (ii) has timely received all authorization and approval by the shareholders of the Company required under Law, under the applicable listing standards or corporate governance rules and provisions of the NYSE (or any other applicable securities exchange), or otherwise.

(x) The representations and warranties in this Section 3.14 with respect to Foreign Employee Benefit Plans are subject to Section 5.3(c).

Section 3.15 Labor Matters.

(a) To the Knowledge of the Company, all current employees of the Company or its Subsidiaries are currently eligible for employment as of the date of this Agreement under applicable immigration Law.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are delinquent in payments to any current or former employee for any wages, salaries, commissions, bonuses, or other compensation for any services performed by any current or former employee or for any other amounts required to be reimbursed by the Company or any of its Subsidiaries to any current or former employee (including vacation, sick leave, other paid time off or severance pay). As of the date of this Agreement, no current employee of the

Company or its Subsidiaries who is an officer, who is a party to a change of control agreement or who is a party to an employment agreement that contains any provisions regarding a change of control, has given notice (whether verbal or written) to terminate his/her employment.

(c) To the Knowledge of the Company, the Company and its Subsidiaries are currently in material compliance with all applicable labor and employment Laws, including those Laws relating to fair labor standards, wages and hours, payment of wages, family and medical leave, employment discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, national origin, ethnicity, sexual orientation, disability, veteran status, religion or other classification protected by law or retaliation for exercise of rights under applicable law), equal employment opportunity and affirmative action, immigration, workplace safety, employee privacy, plant closings or mass layoffs, workers’ compensation and the collection and payment of all employment taxes and other withholdings.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any Order for the payment of any claims, damages, fines, penalties, or other amounts, however designated, for failure to comply with any labor or employment Laws, which Order has not already been satisfied.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are now a signatory to any collective bargaining agreements, works council agreements, neutrality or recognition agreements with any labor organization. With respect to current employees of the Company or its Subsidiaries in the United States, (i) none of the current employees of the Company or its Subsidiaries has ever been or is now represented by a labor organization, which was either certified by a Governmental Entity or voluntarily recognized, with respect to employment by the Company or any of its Subsidiaries; (ii) in the last twelve (12) months, neither the Company nor any of its Subsidiaries have conducted negotiations with respect to any future Contract with or commitment to any labor union or association; (iii) no material claims, charges, administrative proceedings, or formal complaints for unfair labor practices or material violations of labor Laws are pending against the Company or any of its Subsidiaries; and (iv) there are no material grievances or arbitration proceedings against the Company or any of its Subsidiaries pending under any collective bargaining agreement or other labor agreement. Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, with respect to current employees of the Company or its Subsidiaries outside of the United States, to the Company’s Knowledge, (A) none of the current employees of the Company or its Subsidiaries has ever been or is now represented by a labor organization, which was either certified by a Governmental Entity or voluntarily recognized, with respect to employment by the Company or any of its Subsidiaries; (B) in the last twelve (12) months, neither the Company nor any of its Subsidiaries have conducted negotiations with respect to any future Contract with or commitment to any labor union or association; (C) no claims, charges, administrative proceedings, or formal complaints for unfair labor practices or material violations of labor Laws are pending against the Company or any of its Subsidiaries; and (D) there are no grievances or arbitration proceedings against the Company or any of its Subsidiaries pending under any collective bargaining agreement or other labor agreement.

(f) To the Knowledge of the Company, (i) there is currently no strike, slowdown, sitdown, work stoppage, material interruption of work, picketing, handbilling,

corporate campaign or other concerted labor dispute pending or threatened at any facility of the Company or any of its Subsidiaries; (ii) no such facility has experienced any strike, slowdown, sitdown, work stoppage, material interruption of work, picketing, handbilling, corporate campaign or other concerted labor dispute in the last five (5) years; (iii) no labor organization or group of current employees of the Company or its Subsidiaries has made a pending demand for recognition or filed a petition for recognition or representation rights with any Governmental Entity with respect to employment by the Company or any of its Subsidiaries; and (iv) there is no current effort by any labor organization to organize any current employees of the Company or any of its Subsidiaries.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, for the past five (5) years, neither the Company nor any Subsidiary has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other comparable state or local law in the United States.

(h) To the Company’s Knowledge, except as set forth in Section 3.15(h) of the Company Disclosure Schedule, for the past two (2) years, neither the Company nor any Subsidiary has taken any action that resulted in (or will result in) the termination of employment of 50 or more employees or more than ten percent of the employees in any country outside of the United States during any ninety-day period.

Section 3.16 Properties; Encumbrances.

(a) Section 3.16(a)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased or subleased by the Company and each of its Subsidiaries (the “Real Property”) and the location of such properties, and indicating on such schedule whether such property is owned, leased or subleased. Section 3.16(a)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased or subleased which is (x) material to the operation of the business of the Company and its Subsidiaries or (y) required to be disclosed pursuant to Item 102 of Regulation S-K under the Securities Act (the “Material Real Property”).

(b) The Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of the Real Property which it purports to own, lease or sublease. All of the Real Property is free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, (ii) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) statutory Liens in favor of builders, mechanics, warehousemen, repairmen, workmen, materialmen and contractors not yet due and payable or are being contested in good faith by appropriate proceedings, (iv) Liens securing indebtedness of the Company which will be retired in connection with the transactions contemplated hereby, and (v) other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto.

(c) True and complete copies of all Real Property leases or other occupancy agreements to which the Company or any of its Subsidiaries is a party which either (i) relates to Material Real Property, (ii) has a remaining term of more than one (1) year from the date hereof and (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves the rental payment or receipt of rent in excess of $5.0 million in any year, or (iii) involves the aggregate rental payment or receipt of rent in excess of $10.0 million (collectively, the “Material Real Property Leases”), have been delivered to or made available to Parent and Purchaser. As of the date of this Agreement, (u) all Material Real Property Leases are in full force and effect (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies); (v) there is no existing material breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Real Property Leases; (w) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default of any of the Material Real Property Leases; (x) to the Company’s Knowledge, there are no material breaches, defaults or violations of any obligations of the landlord under any Material Real Property Lease; (y) to the Company’s Knowledge, no Person other than the Company and its applicable Subsidiaries has any right (whether by lease, sublease or otherwise) to use or occupy all or any portion of the Real Property; and (z) to the Company’s Knowledge there are no eminent domain, condemnation or other similar actions or proceedings pending or threatened with respect to any of the Real Properties by any Governmental Entity having jurisdiction over any such Real Properties.

Section 3.17 Taxes.

(a) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all material Tax Returns required to be filed by them and all such Tax Returns were true, complete and correct in all material respects. All material Taxes required to be paid by the Company and each of its Subsidiaries have been paid. There are no Liens related to Taxes on any assets of the Company or any of its Subsidiaries other than Liens relating to Taxes not yet due and payable. Neither the Company nor any Subsidiary has requested, or filed any document having the effect of causing any extension of time within which to file any material Tax Return that has not since been filed, other than automatic extensions allowed by Law. Neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Balance Sheet.

(b) The Company and each of its Subsidiaries have withheld with all material federal, state, local and foreign Taxes required to be withheld in connection with amounts owing to any employee, independent contractor, creditor, shareholder or any other third party. Neither the Company nor any of its Subsidiaries has received any notice of any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any entity other than the Company or any Subsidiary. Except for the U.S. affiliated group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or under a corresponding or similar provision of foreign Law). Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise.

(c) The Company has made available to Parent complete and correct copies of all material Tax Returns for the 2005, 2006 and 2007 taxable years, and all material examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired; provided that, with respect solely to state income Tax Returns, this representation will be deemed satisfied if the Company provides complete and correct copies of such returns filed by the Company or any of its Subsidiaries in California, Texas, Tennessee and Florida for the relevant years.

(d) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) Neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) by reason of a voluntary change in accounting method initiated by any of such entity, nor has any Governmental Entity proposed any such adjustment or change in accounting method.

(f) To the Knowledge of the Company, in the three years prior to the date of this Agreement, no Governmental Entity in a jurisdiction where the Company or, during the time that a Subsidiary has continued as a Subsidiary of the Company, a Subsidiary does not file Tax Returns has ever claimed in writing that the Company or that Subsidiary, as the case may be, may be subject to liability for any Taxes by that jurisdiction or is required to file a Tax Return in that jurisdiction.

(g) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date, except any installment sale or open transaction disposition related to the Company’s laser vision correction and cataract eye surgery products; or (iii) prepaid amount received on or prior to the Closing Date, except any prepaid amounts related to the Company’s laser vision correction and cataract eye surgery products.

(h) Neither the Company nor any Subsidiary has entered into a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute, or did constitute, part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger or any other transaction.

Section 3.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with Laws relating to pollution, protection or preservation of human health or the environment, including Laws relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, including solvents, chemicals, heavy metals, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, radioactive materials, urea-formaldehyde foam, or lead or lead-based paints or materials (“Materials of Environmental Concern”), Laws relating to the registration, evaluation, authorization, or restriction of Materials of Environmental Concern in any raw material, intermediate, final product or waste, and Laws otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, treatment, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, “Environmental Laws”), and including compliance with any Permits or other governmental authorizations or the terms and conditions thereof; (b) to the Company’s Knowledge none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains or has contained any underground storage tanks, landfills, dumps, surface impoundments, wastewater lagoons, underground injection wells, septic tanks or other on-site waste disposal areas or systems that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law; (c) to the Company’s Knowledge, there have been no releases or threatened releases of Materials of Environmental Concern by the Company or any of its Subsidiaries, or by any third party, in, on, under, from or affecting any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries where such releases or threatened releases are or were in violation of Environmental Laws or for which the Company has incurred any liability pursuant to Environmental Laws and which remain outstanding; (d) neither the Company nor any of its Subsidiaries has received any written communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any of its Subsidiaries for which it is responsible, and there is no pending or threatened written claim, action, investigation or notice against the Company or any of its Subsidiaries by any Person alleging potential liability by the Company of any of its Subsidiaries for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned, leased or operated by the Company or its Subsidiaries, now or in the past, or at any location used for the treatment, storage or disposal of any Materials of Environmental Concern generated by the Company or its Subsidiaries, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Environmental Claims”); and (e) there are no past or present facts or circumstances that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law, except where such Environmental Claim, if made, would not have a Company Material Adverse Effect or otherwise require disclosure in the Recent SEC Reports. The Company has provided or made available to Parent all non-privileged assessments, reports, data, results of investigations or audits in the possession of or reasonably available to the Company regarding environmental matters pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or its Subsidiaries with any Environmental Laws.

Section 3.19 Intellectual Property.

(a) All of the Company Registered Intellectual Property is owned solely by the Company or one of its Subsidiaries and has been duly recorded in the name of the Company or such Subsidiary with the applicable Governmental Entity. “Registered Intellectual Property” means U.S. and foreign (i) patents and pending patent applications; (ii) trademark registrations (including Internet domain registrations) and pending trademark applications; and (iii) copyright registrations and pending copyright applications. “Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company or any of its Subsidiaries. Section 3.19(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property as of December 12, 2008. Since December 12, 2008, none of the Company Registered Intellectual Property has been transferred, licensed (other than pursuant to standard, non-exclusive end-user licenses and standard distributor agreements entered for the sole purpose of allowing distributors to sell and market products to end-users (collectively, the “IP Standard Form Contracts”), in each case entered into by the Company in the Ordinary Course of the Company’s Business), assigned or otherwise disposed of or encumbered.

(b) To the Company’s Knowledge, the Company or one or more of its Subsidiaries owns, or has a valid right to use the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted, and, as to rights licensed to the Company or one or more of its Subsidiaries under Material IP Contracts and Intellectual Property owned by the Company or one or more of its Subsidiaries, such rights will remain in full force and effect upon the consummation of the transactions contemplated by this Agreement.

(c) The Company Registered Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted (i) is, to the Company’s Knowledge, valid (except with respect to applications), (ii) subsisting, (iii) has not been cancelled or abandoned and (iv) to the Company’s Knowledge, has not been misappropriated from a third party.

(d) There is no pending or, to the Company’s Knowledge, threatened suit, arbitration, mediation (whether or not binding) or other adversarial proceeding in which it is alleged that the conduct of the Company’s or any of its Subsidiaries’ business infringes, misappropriates, violates or constitutes or will infringe upon, misappropriate, violate or constitute the unauthorized use of the Intellectual Property rights of any third party or challenging the ownership, validity, use, enforceability or registerability of any Intellectual

Property owned by the Company or any of its Subsidiaries, and, to the Company’s Knowledge, there is no specific basis for such a claim. Neither the Company nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property (other than trademarks) owned by and material to the business of the Company or any of its Subsidiaries as currently conducted, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to avoid infringement of any third party’s Intellectual Property rights (other than trademarks), (iii) permit third parties to use any Intellectual Property owned by and material to the business of the Company or any of its Subsidiaries as currently conducted, (iv) materially restrict the Company’s or any of its Subsidiaries’ rights to use any trademarks owned by and material to the business of the Company or any of its Subsidiaries as currently conducted, or (v) materially restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to avoid infringement of any third party’s trademarks.

(e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, violate or constitute the unauthorized use of any Intellectual Property rights owned by any third party. The Company and its Subsidiaries have taken reasonable measures, including implementing and enforcing a policy regarding employees and contractors, to establish ownership of Intellectual Property and protect the proprietary nature of the trade secrets owned by the Company and such Subsidiary that are used in or material to the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken reasonable measures to protect the trade secrets of third parties provided thereto as used in Company’s business. To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property rights owned by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries as currently conducted, and no Intellectual Property misappropriation, infringement, dilution or violation, suits, arbitrations, mediations (whether or not binding) or other adversarial proceedings have been brought before any court, government agency or arbitral or mediation tribunal against any third party by the Company or any of its Subsidiaries which remain unresolved.

(f) Neither the Company nor any of its Subsidiaries has delivered (or granted a conditional release of) any of its proprietary source code contained in any proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product, a “Proprietary Product”)(other than to contractors engaged by the Company or one of its Subsidiaries who are subject to written confidentiality obligations to the Company or one of its Subsidiaries and the policy referenced in Section 3.19(e)), and the Company or one of its Subsidiaries owns all right, title and interest in and to such Company-proprietary source code contained in or required for such Proprietary Products.

(g) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in breach or default of any license, sublicense, agreement, security interest or instrument to which the Company or any of its Subsidiaries is party or otherwise bound that either impairs or otherwise encumbers any Intellectual Property rights owned by the Company or its Subsidiaries or under which the Company or its Subsidiaries derive rights to Intellectual Property that is used in and material to the Company’s or its Subsidiaries’ business as currently conducted, and all such licenses, sublicenses, agreements and instruments are subsisting and in full force and effect.

(h) For purposes of this Agreement, “Intellectual Property” shall include: (i) trademarks, service marks, trade names, and Internet domain names, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) rights in works of authorship; (iv) copyrights (including any registrations and applications for any of the foregoing); and (v) rights in mask works and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, software, object code, source code, computer programs, databases, compilations, notes, models, and methodologies, and all associated rights of the preceding throughout the world.

(i) The Company has heretofore made available to Parent true and complete copies of all material licenses, sublicenses and other agreements (i) granting the Company or any of its Subsidiaries rights in or to any Intellectual Property owned by a third party, (ii) authorizing any Person to use or practice any rights under, or grant sublicenses with respect to, any Company Registered Intellectual Property, (iii) relating to Intellectual Property and containing covenants limiting the freedom of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other Person, (B) engage in any line of business, or (C) compete with any Person or operate at any location, (iv) containing any other restrictions on the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of the Company or any of its Subsidiaries as currently conducted, (v) restricting the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to avoid infringement of any third party’s Intellectual Property rights (other than trademarks), and (vi) materially restricting the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to avoid infringement of any third party’s trademark rights (collectively, the “Material IP Contracts”). The Company has heretofore provided to Parent true and complete copies of the IP Standard Form Contracts, and the Company has not executed any IP Standard Form Contract with any Person that includes material deviations, with respect to Intellectual Property rights, from the IP Standard Form Contract terms.

Section 3.20 Products.

(a) To the Knowledge of the Company, the products (other than products subject to open and current recall, field correction, field notification or safety alert as disclosed in Section 3.20(b) of the Company Disclosure Schedule) licensed, sold, leased and delivered and all services provided by the Company or any of its Subsidiaries conform in all material respects with all applicable contractual commitments and all express warranties, the Company’s product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity or third party and are free of any material defects. To the Knowledge of the Company, there are no defects in the design or technology embodied in any products marketed by the Company or any of its Subsidiaries which impair or are likely to impair the safe and effective performance of any such product for its intended use. There is no pending, or, to the Knowledge of the Company, threatened material civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, governmental investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product produced distributed or sold by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b) All products and product components manufactured and/or distributed by the Company, or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person pursuant to an arrangement with the Company or any of its Subsidiaries, are in substantial compliance with (i) the adulteration provision of 21 U.S.C. Section 351 (or other comparable applicable Laws); (ii) the misbranding provision of 21 U.S.C. Section 352 (or other comparable applicable Laws); (iii) the marketing provision of 21 U.S.C. Section 360(k) or pre-marketing approval provision of 21 U.S.C. Section 360e (or comparable applicable Laws); and (iv) 21 U.S.C. Section 360nn and any applicable performance standard prescribed or promulgated under 21 U.S.C. Section 360kk (or comparable applicable Laws). Section 3.20(b) of the Company Disclosure Schedule sets forth a list of all (1) recalls and (2) field notifications, field corrections and safety alerts material to the operations of the Company or reportable to the FDA, in each case (x) with respect to products manufactured and/or distributed by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any third party on behalf of the Company or any of its Subsidiaries, (y) between January 1, 2005 and the date of this Agreement. Section 3.20(b) of the Company Disclosure Schedule further sets forth the dates, if any, on which such recalls, field notifications, field corrections and safety alerts were resolved or closed. Except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no facts, including product quality complaints, that would be reasonably likely to result in a (A) product recall or expansion of recall or (B) field notification, field correction or safety alert material to the operations of the Company or reportable to the FDA.

(c) For all products of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in substantial compliance with 21 U.S.C. Sections 360, 360e and 360j(g) and 21 C.F.R. Parts 807, 812 or 814 and other applicable Laws and all terms and conditions of such notifications, exemptions, licenses or applications. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 807 and all applicable Laws. To the Knowledge of the Company, neither the Company nor any other Person on behalf of the Company has made materially false or misleading statements in any submissions to any Governmental Entity, Notified Body, institutional review board or similar ethics committee, and as of the date hereof and as of the Effective Time such submissions are materially accurate and complete.

Section 3.21 Certain Other Regulatory Compliance.

(a) All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of the Company or any of its Subsidiaries, which are subject to the jurisdiction of the FDA, or any other similar foreign Governmental Entity are being manufactured, tested, developed, processed, labeled, stored, distributed, marketed and serviced in substantial compliance with all applicable Laws administered or issued by the FDA or any other Governmental Entity (including the FDA’s Quality System Regulation) or administered by any Notified Body. All applicable operations of the Company and each of its Subsidiaries have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to the Company’s Knowledge threatened, audit or repeal of, failure to renew, or challenge to, any such certifications. All products being manufactured by the Company or any of its Subsidiaries are in substantial compliance with applicable registration, licensing and notification requirements required by applicable Law for each site at which a product of the Company or any of its Subsidiaries is manufactured. All pre-clinical and clinical trials being conducted by or on behalf of the Company or any of its Subsidiaries are being conducted in substantial compliance with all applicable Laws administered by the FDA or any other similar foreign Governmental Entity or Notified Body, including the FDA’s Good Laboratory Practices regulations set forth in 21 C.F.R. Part 58, current Good Clinical Practice regulations set forth in 21 C.F.R. Parts 50, 54, 56, and 812, and Laws restricting the use and disclosure of individually identifiable health information, and none of the clinical investigators participating in such clinical trials is disqualified or restricted from participating in clinical trials by the FDA, debarred from participating in drug development activities by the FDA, or debarred or otherwise sanctioned by the FDA, the Department of Health and Human Services or any Governmental Entity where the effect of such debarment or restriction affects the investigator’s ability to conduct clinical trials. Neither the Company, nor any of its Subsidiaries, is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA pursuant to the FDA’s Application Integrity Policy (as described in the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto). To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its Application Integrity Policy. To the Company’s Knowledge, each product distributed, sold or leased, or service rendered, by the Company or any of its Subsidiaries substantially complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity. The Company and its Subsidiaries are in substantial compliance with applicable Laws governing reporting and recordkeeping for the products, including complaint records, service records, adverse event reporting, reporting of corrections and removals and reporting of product modifications.

(b) As of the date of this Agreement, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any currently open and outstanding notice or other communication from the FDA, the Federal Trade Commission or any other Governmental Entity or Notified Body (i) denying or otherwise raising material questions about any application for marketing authorization of a Company product (including a premarket notification or premarket approval application relating to such a product), (ii) contesting the labeling and promotion of any products of the Company or any of its Subsidiaries or (iii) otherwise alleging any violation applicable to any product of any applicable Laws. All labels, labeling, directional inserts, packaging and other labeling materials and all advertising and promotional materials for each of the products substantially conform to the product’s marketing clearance, approval or authorization and substantially comply with all applicable Laws.

(c) No product is under consideration by senior management of the Company or any of its Subsidiaries for recall, expansion of any recall, withdrawal, suspension, seizure or discontinuation, other than those products withdrawn, suspended or discontinued for commercial or business reasons. To the Company’s Knowledge, no proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any product are pending against the Company or any of its Subsidiaries or any licensee of any product.

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in receipt of any currently open and outstanding written notice that the FDA or any other Governmental Entity or Notified Body has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product, (ii) commenced, or threatened to initiate, any action to enjoin production of any product or (iii) commenced, or threatened to initiate, any action to enjoin the production of any product produced at any facility where any product is manufactured, tested or packaged.

(e) To the Knowledge of the Company, there are no facts that would reasonably be expected to result in any liability of the Company or any of its Subsidiaries relating to or arising (a) under the FDCA (or comparable applicable Laws), or (b) the Social Security Act or regulations of the Office of Inspector General of the Department of Health and Human Services (or comparable applicable Laws).

(f) The Company and each of its Subsidiaries is in substantial compliance with all applicable import and export requirements, including FDA import-for-export requirements, export notifications or authorizations and record keeping requirements.

Section 3.22 Unlawful Practice of Medicine. Neither the Company nor any of its Subsidiaries has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities, including through any web sites sponsored or operated, or formerly sponsored or operated, by the Company or any of its Subsidiaries.

Section 3.23 Compliance with Health Care Laws. To the Company’s Knowledge, the Company and its Subsidiaries, Affiliates, directors, officers, employees and contractors are in compliance with federal and state criminal and civil health care Laws (including the federal anti-kickback statute, 42 U.S.C. Section 1320a-7b(b), the Civil Monetary Penalties Law, 42 U.S.C. Section 1320a-7a, the U.S. Department of Health and Human Services Exclusion Authority, 42 U.S.C. 1320a-7, Stark Law, 42 U.S.C. Section 1395nn, the federal False Claims Act, 31 U.S.C. Section 3729 and any comparable state Laws, or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”)). There is no (i) civil, criminal, administrative or other action, suit, demand, claim, hearing, proceeding, notice or demand pending, received or, to the Company’s Knowledge, threatened or (ii) to the Company’s Knowledge, audit or investigation pending, received or threatened, in each case against the Company or any Subsidiary, Affiliate, director, officer, employee or contractor of the Company which relates to a violation or alleged violation by the Company, its Subsidiaries or Affiliates of any Health Care Law or which could reasonably be expected to result in any civil, criminal and/or administrative sanction or penalties or mandatory or permissive exclusion of the Company or any Subsidiary or Affiliate of the Company from participation in Medicare, Medicaid or any other state or federal health care program.

Section 3.24 Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co. and UBS Securities LLC (together, the “Financial Advisors”) whose respective brokerage, finder’s or other fees and expenses shall be paid in full by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and each of the Financial Advisors pursuant to which such firms would be entitled to any such payment.

Section 3.25 Anti-Takeover Statute and Charter Provisions Not Applicable. Except for Section 203 of the DGCL and Section 2 of Article NINTH of the Company Charter (each of which has been rendered inapplicable), no “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law or requirement is applicable to the Merger, the Support Agreements or any of the other transactions contemplated by this Agreement.

Section 3.26 Insurance. All fire and casualty, general liability, business interruption, directors’ and officers’ liability, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company have been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be otherwise adversely affected) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.27 Rights Agreement. The Company has taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement, the Support Agreements and the Merger and (b) ensure that (i) none of Parent, Purchaser, or any of their direct or indirect parent entities shall be deemed to be an “Acquiring Person” (as defined in the Rights Agreement), (ii) none of a “Distribution Date”, a “Shares Acquisition Date”, or a “Trigger Event” (as such terms are defined in the Rights Agreement) shall be deemed to occur or to have occurred, and (iii) the Company Rights shall not become separable, distributable, unredeemable or exercisable, in the case of clauses (i), (ii) and (iii), as a result of (A) the approval, execution or delivery of this Agreement or the Support Agreements, (B) the approval or the consummation of the Merger, (C) the approval or consummation of the other transactions contemplated by this Agreement or the Support Agreements, or (D) the announcement of any of the foregoing. As of the date hereof, the Company has not amended the Rights Agreement, redeemed the Company Rights thereunder or taken any other action to make the Rights Agreement or the Company Rights thereunder inapplicable, in each case, with respect to (a) any Person or entity or (b) any Acquisition Proposal (as defined in Section 8.3).

Section 3.28 Opinions of Financial Advisors. Each of the Financial Advisors has delivered to the Company Board a separate opinion to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received by the holders of Shares of Company Common Stock (other than as set forth in such opinion, if applicable) in the Offer and Merger is fair, from a financial point of view, to such holders. The Company will provide, solely for informational purposes, a true, complete and correct copy of each opinion to Parent after receipt thereof by the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except for such failures to be so organized, existing or in good standing that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Offer and the Merger. Parent as sole stockholder of the Purchaser has approved this Agreement. The execution and delivery of this Agreement by each of Parent and the Purchaser, as applicable, and the consummation by each of Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by Parent and the Purchaser, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Neither the approval or adoption of this Agreement nor the consummation of the Offer, the Merger or the other transactions contemplated hereby requires any approval of the stockholders of Parent. This Agreement has been duly authorized and validly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflict. The execution and delivery of this Agreement by Parent or the Purchaser do not, the acceptance for payment or acquisition of Shares pursuant to the Offer will not, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement will not, and compliance by Parent or the Purchaser with any of the provisions of this Agreement will not (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the Purchaser; (b) conflict with or violate any Law applicable to Parent or Purchaser or any of their respective Subsidiaries or by which any of their respective properties is bound or affected, or (c) except as would not reasonably be expected to have a Parent Material Adverse Effect, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair Parent’s or Purchaser’s or any of their respective Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a

Lien on any of the properties or assets (including intangible assets) of Parent, the Purchaser or any of their respective Subsidiaries pursuant to any Contract, permit, franchise or other instrument or obligation to which Parent, the Purchaser or any of their respective Subsidiaries is a party or by which Parent, the Purchaser or any of their respective Subsidiaries or their properties is bound or affected.

Section 4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, including the filing of the Offer Documents and such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the transactions contemplated hereby, (b) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (c) compliance with any applicable requirements of the HSR Act or the EC Merger Regulation, (d) as may be required under any other foreign Competition Laws, (e) such filings as may be required under the rules and regulations of the NYSE, (f) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (g) such other consents, approvals, Orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Litigation. There is no suit, claim, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or the Purchaser, that would reasonably be expected to prevent or materially delay consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 4.6 Ownership of Company Capital Stock. Neither Parent nor the Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL and in Section 1(g) of Article NINTH of the Company Charter (in each case, other than as contemplated by this Agreement).

Section 4.7 Operations of Purchaser. Purchaser is a direct, wholly owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.8 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated, whose brokerage, finder’s or other fees and expenses shall be paid in full by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

Section 4.9 Sufficient Funds. Parent and the Purchaser have or will have cash and cash equivalents, and committed or available lines of credit, sufficient to (a) consummate the Offer, (b) pay the aggregate Merger Consideration, (c) comply with their obligations under Section 5.14 and (d) pay any and all fees and expenses in connection with the Offer and the Merger.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by Law, or unless Parent shall otherwise consent in writing, the business of the Company and its Subsidiaries shall be conducted in the Ordinary Course of the Company’s Business, and in compliance in all material respects with applicable Law and the Company shall use its reasonable best efforts to preserve intact its business organization, and to preserve its present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 to the Company Disclosure Schedule or as required by Law, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent:

(i) amend or otherwise change the Company Charter or Company Bylaws or any similar governing instruments;

(ii) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except for the issuance of shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of Company Stock Options and vesting of restricted stock and Restricted Stock Units, in each case outstanding on the date of this Agreement, and the acceleration of vesting of Company Stock Options, restricted stock and Restricted Stock Units as contemplated by existing plans and agreements and the issuance of Company Common Stock pursuant to, and in accordance with, the ESPPs;

(iii) sell, pledge, mortgage, dispose, lease, of or encumber any assets, tangible or intangible (including any Real Property), of the Company or any of its Subsidiaries or suffer to exist any Lien thereupon other than (A) sales of assets not to exceed $2 million in the aggregate and (B) sales of products in the Ordinary Course of the Company’s Business;

(iv) with respect to Intellectual Property owned by the Company or any of its Subsidiaries and with respect to any rights to Intellectual Property granted under any Material IP Contract, (A) transfer, assign or license to any Person any rights to Intellectual Property (except that the Company may enter into IP Standard Form Contracts in the Ordinary Course of the Company’s Business), (B) abandon, permit to lapse or otherwise dispose of any Intellectual Property, (C) grant any Lien on any Intellectual Property, or (D) make any material change in any Intellectual Property that reasonably could be expected to impair such Intellectual Property or the Company’s or its Subsidiaries’ rights with respect thereto;

(v) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or distribution or other exclusive rights of any type or scope with respect to any of the Company’s products or technology;

(vi) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, to acquire any such securities, or propose to do any of the foregoing;

(vii) (A) (1) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case, with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, (2) enter into any new line of business, (3) make any capital contribution or investment in any joint venture, except as required pursuant to terms of a Material Contract in effect as of the date of this Agreement, or (4) create any Subsidiaries; (B) incur any indebtedness for or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the material obligations of any Person (other than a wholly-owned Subsidiary), except in the Ordinary Course of the Company’s Business; (C) enter into, renew, fail to renew, amend or terminate any material lease relating to real property (including any existing Real Property Leases); (D) adopt or implement any new stockholder rights plan; (E) authorize any capital expenditures or purchase of fixed assets which are in excess of $1,000,000 for any individual expenditure or purchase or in excess of $10,000,000 in the aggregate for all such expenditures and purchases, for the Company and its Subsidiaries taken as a whole; (F) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company or any Subsidiary, other than extensions of warranties in the Ordinary Course of the Company’s Business; or (G) enter into or amend any Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(a)(vii);

(viii) (A) increase the compensation payable or to become payable to its current or former directors, officers or employees, (B) hire or promote any person as or to (as the case may be) an officer or appoint any director of the Company, (C) hire or promote any employee below officer except to fill a vacancy in the Ordinary Course of the Company’s Business, (D) make or forgive any loan or advance to employees or directors (other than loans or advances of reasonable relocation and travel expenses in the Ordinary Course of the Company’s Business), (E) except as may be required by Law or existing written agreements or Employee Benefit Plans disclosed on Section 5.1 of the Company Disclosure Schedule, grant any severance or termination pay to, or modify, amend, terminate or adopt, or promise to modify, amend, terminate or adopt, any Employee Benefit Plan or other plan, Contract, agreement or arrangement that would be a Employee Benefit Plan, (F) establish, adopt, enter into or amend any collective bargaining agreement, compensation plan, program or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company, any of its Subsidiaries or any Controlled Group Members, except as may be necessary to maintain proper qualification under the Code or other Law, (G) pay any discretionary bonuses to any officer of the Company, other than for the discretionary bonuses for fiscal year 2008 the approximate aggregate amount of which is set forth on Section 5.1(a)(viii) of the Company Disclosure Schedule and which amounts are payable under the Company’s currently effective bonus plans and programs as disclosed in the Recent SEC Reports, (H) make any awards of equity in the Company or any of its Subsidiaries or any rights to receive equity in the Company or any of its Subsidiaries, (I) amend any existing stock option or other equity-based compensation or enter into any agreement under which any stock option or other equity-based compensation would be required to be issued, except as permitted by Section 2.4, (J) except as set forth in writing by Parent for the express purpose of communications with employees of the Company, any of its Subsidiaries or any Controlled Group Members, make any representation or commitment to, or enter into any formal or informal understanding with any employee of the Company, any of its Subsidiaries or any Controlled Group Members with respect to compensation, benefits, or terms of employment to be provided by Parent, Purchaser, or any of their Subsidiaries or any of the Controlled Group Members at or subsequent to the Closing, or (K) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by Law or contractual commitments which are existing as of the date of this Agreement and disclosed on Section 5.1, 3.3(b), 3.14(c), 3.14(l) or 3.14(q) of the Company Disclosure Schedule;

(ix) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any material assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required to conform to GAAP or applicable Law;

(x) make any material Tax election inconsistent with past practice, change any material Tax election already made, settle or compromise any federal or material state, local or foreign Tax liability (including for this purpose any Tax liability attributable to a cost sharing arrangement of which the Company or any Subsidiary is a party), file any amended Tax Return with respect to any Tax, change any annual Tax accounting period, enter into any closing agreement relating to any Tax (including for this purpose any Tax attributable to a cost sharing arrangement of which the Company or any Subsidiary is a party), claim or surrender any right to claim a material Tax refund, agree to an extension of a statute of limitations with respect to any federal or material state, local or foreign Tax, fail to file any material Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such material Tax Returns when filed to be complete and accurate, or fail to pay any Taxes when due;

(xi) fail to pay material accounts payable and other material obligations in the Ordinary Course of the Company’s Business other than those disputed in good faith;

(xii) materially accelerate the collection of accounts receivable, modify the payment terms of any accounts receivable other than in the Ordinary Course of the Company’s Business, or sell, securitize, factor or otherwise transfer any accounts receivable;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger or as expressly provided in this Agreement);

(xiv) (A) at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act or any comparable state or local law, effectuate (1) a “plant closing” (as defined in the WARN Act or any comparable state or local law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (2) a “mass layoff” (as defined in the WARN Act or any comparable state or local law) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries, nor (B) otherwise terminate or lay off employees in such numbers as to give rise to material liability under any applicable laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium, or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs;

(xv) (A) authorize, enter into, renew, extend, terminate or amend, or waive, release or assign any material rights or claims with respect to (x) any Contract or arrangement with revenues or payments in excess of $5,000,000 other than in the Ordinary Course of the Company’s Business, unless such Contract or arrangement is terminable without payment or penalty upon the Company or its Subsidiaries giving no more than thirty (30) days’ notice, (y) any joint venture, partnership or other similar arrangement, or (z) any Material Contract other than in the Ordinary Course of the Company’s Business, or (B) engage in any transaction or series of transactions with any Affiliate which would constitute a related party transaction under the rules and regulations of the SEC or the Company’s policy governing such transactions;

(xvi) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, individually or in the aggregate, result in (A) amounts payable to or by the Company or its Subsidiaries in excess of the amount set forth in Section 5.1(a)(xvi) of the Company Disclosure Schedule, (B) Non-Monetary Relief, (C) any other administrative action brought by, or civil settlements with, (I) the FDA or the Department of Justice arising under the FDCA or comparable applicable Laws, or (II) with any foreign Governmental Entity arising under applicable Laws comparable to the Laws described in the immediately preceding clause (I), or (D) the settlement of any litigation described in Section 5.2(d);

(xvii) take any action that would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied;

(xviii) make any material change to timing or size of orders of product shipped to customers, trade, or distributors other than in the Ordinary Course of the Company’s Business; or

(xix) authorize or make any commitment to do any of the foregoing.

(b) The Company agrees that, between the date of this Agreement and the Effective Time, the Company shall cause:

(i) the information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and

(ii) the Schedule 14D-9 to comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except that the obligations of the Company pursuant to this Section 5.1(b)(ii) shall not apply with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or the Purchaser in writing expressly for inclusion therein).

(c) Parent and the Purchaser agree that, between the date of this Agreement and the Effective Time, Parent and the Purchaser shall cause:

(i) the information supplied by Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) shall not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; and

(ii) the Offer Documents (and any amendment thereof or supplement thereto) to comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws, and not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that the obligations of Parent and the Purchaser pursuant to this Section 5.1(c)(ii) shall not apply with respect to statements made in the Offer Documents based on information furnished by the Company in writing expressly for inclusion therein).

(d) At the consummation of the Offer and the Merger, Parent and the Purchaser shall have cash and cash equivalents, and available lines of credit, sufficient to consummate the Offer and the Merger and to perform their respective obligations under this Agreement.

Section 5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Material Contracts, in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement or any Other Filings, and (d) the defense or settlement of any litigation relating to the transactions contemplated by this Agreement.

Section 5.3 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Subsidiary of the Company and each of their respective directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Company Representatives”) (i) to provide to Parent and the Purchaser and their respective directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, the “Parent Representatives”) full access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to their books and records, (ii) upon notice by Parent to, and in coordination with, any of the individuals set forth on Section 5.3 of the Company Disclosure Schedule, to provide Parent and the Purchaser the reasonable opportunity to communicate with the Company Employees they expect to retain with respect to the benefits and compensation of such employees following the Acceptance Time, (iii) to furnish promptly such financial, operating and other data concerning the Company and its Subsidiaries as Parent or the Parent Representatives may request in writing, and (iv) to provide to Parent and the Purchaser such reasonable access to stock transfer records and other information related to the ownership of capital stock of the Company, including access to the Company’s transfer agent, as Parent may request. Such access shall include the right to conduct Phase I environmental reviews at any property, office or other facility of the Company and its Subsidiaries; provided, however, that such access shall not include any right to test or take samples of air, water, groundwater, soil or any other media at any property. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law. No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to qualify, modify or limit any representation or warranty made by the Company in this Agreement.

(b) With respect to the information disclosed pursuant to Section 5.3(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Nondisclosure Agreement, the confidentiality provisions of which shall survive and be binding upon the Company and Parent until the Acceptance Time, notwithstanding anything to the contrary contained therein.

(c) Within 15 Business Days after the date of this Agreement, the Company will provide to Parent the information described in the first sentence of Section 3.14(a) and in Section 3.14(b) with respect to Foreign Employee Benefit Plans. Prior to the delivery of such information, the representations and warranties in the first sentence of Section 3.14(a) and in Section 3.14(b) shall apply to Foreign Employee Benefit Plans only to the extent of the Knowledge of the Company. From and after the delivery of such information, the representations and warranties in the first sentence of Section 3.14(a) and in Section 3.14(b) shall be deemed to be made with respect to Foreign Employee Benefit Plans without regard to the preceding sentence. In addition, until the delivery of the information described in the preceding sentences, the representations and warranties set forth in the portions of Section 3.14 other than the first sentence of Section 3.14(a) and Section 3.14(b), as they relate to Foreign Employee Benefit Plans, shall be limited to the Knowledge of the Company. From and after the delivery of such information, the preceding sentence shall no longer apply. A “Foreign Employee Benefit Plan” is any Employee Benefit Plan that provides benefits only for employees or directors of the Company or any of its Subsidiaries who are employed outside of the United States.

(d) Within 10 Business Days after the date of this Agreement, the Company will provide to Parent the information described in clauses (IV), (V) and (IX) of Section 3.3(b) with respect to Company Stock Options and Company Incentive Awards, pursuant to the data privacy agreement executed between the Company and Parent, which information shall be set forth in a restated Section 3.3(b) of the Company Disclosure Schedule. Prior to the delivery of such information, the representations and warranties in clauses (IV), (V) and (IX) of

Section 3.3(b) shall not apply to Company Stock Options and Company Incentive Awards. From and after the delivery of such information, the representations and warranties in clauses (IV), (V) and (IX) of Section 3.3(b) shall be deemed to be made with respect to Company Stock Options and Company Incentive Awards.

(e) Within 15 Business Days after the date of this Agreement, the Company will provide to Parent the information described in Section 3.15(h). Prior to the delivery of such information, the representations and warranties in Section 3.15(h) shall not apply. From and after the delivery of such information, the representations and warranties in Section 3.15(h) shall be deemed to be made.

Section 5.4 No Solicitation.

(a) From and after the date hereof until the Acceptance Time, the Company shall not, and shall cause its Subsidiaries and the Company Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly take any action to facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) withdraw (or change, amend, modify or qualify in a manner adverse to Parent or the Purchaser), or propose publicly to withdraw (or change, amend, modify or qualify, in a manner adverse to Parent or the Purchaser), or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation (any action or failure to act set forth in the foregoing clauses (ii) or (iii), a “Change of Board Recommendation”), or (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal or enter into any Contract or agreement in principle that is intended or would reasonably be expected to lead to an Acquisition Proposal or that would reasonably be expected to cause the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted prior to the execution of this Agreement by the Company, its Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person to the extent that the Company is entitled to have such documents returned or destroyed.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received an Acquisition Proposal from a third party that did not arise out of a breach of this Section 5.4, (ii) the Company Board determines in good faith, after consultation with financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iii) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement and a data privacy agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the data privacy agreement executed by Parent in connection with the transactions contemplated by this Agreement, (B) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (C) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing of any determination concerning an Acquisition Proposal pursuant to this Section 5.4(b), (y) shall not, and shall not allow its Subsidiaries and the Company Representatives to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement and a data privacy agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the data privacy agreement executed by Parent in connection with the transactions contemplated by this Agreement, and (z) shall promptly provide to Parent any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) The Company shall promptly notify Parent in writing of any Acquisition Proposal (and in any event within twenty-four (24) hours following the Company’s, its Subsidiary’s or any Company Representative’s receipt of the Acquisition Proposal), such notice to include the identity of the Person making such Acquisition Proposal and a copy of such Acquisition Proposal and any related documentation or correspondence or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal. The Company shall keep Parent reasonably informed on a current basis (and in no event later than twenty-four (24) hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, any discussions and negotiations with respect thereto, and the material terms and conditions thereof, including by providing a copy of all material documentation or correspondence relating thereto that is exchanged between the Person making an Acquisition Proposal (or its Representatives) and the Company (or its Representatives). The Company shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality Contract to which the Company or any of its Subsidiaries is a party.

(d) Notwithstanding anything to the contrary contained in Section 5.4(a), if the Company receives an Acquisition Proposal which the Company Board concludes in good faith, after consultation with outside counsel and financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent (including pursuant to clause (II) below), the Company Board may at any time prior to the Acceptance Time, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), unless substantially concurrently with such termination the Company pays the Breakup Fee and otherwise complies with the provisions of Section 7.1(e) and Section 7.3; and provided further that the Company Board may not effect a change of Company Board Recommendation or terminate this Agreement pursuant to the foregoing clause (ii) unless (A) the Company shall not have breached this Section 5.4, (B) the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, and (C):

(I) the Company shall have provided prior written notice to Parent (“Notice of Adverse Recommendation”), at least five (5) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new notice period, which shall be three (3) Business Days in advance of the Company Board’s intention to take action pursuant to this Section 5.4(d)); and

(II) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(e) Nothing contained in this Section 5.4 shall prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer shall be deemed to be a Change of Board Recommendation.

Section 5.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its reasonable best efforts to make promptly any required submissions under the HSR Act or the EC Merger Regulation and any submissions under any applicable foreign Competition Laws that are required to be made or which the Company and Parent mutually agree should be made, in each case, with respect to the Offer, the Merger and the transactions contemplated hereby, and (ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to Contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any consents, permits, authorizations, approvals or waivers required to be made or which the Company and Parent mutually agree should be made.

(b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.7 Public Announcements. Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent required, shall be at the final discretion of the disclosing party. The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

Section 5.8 Employee Benefit Matters.

(a) Until December 31, 2009, the Surviving Corporation shall provide employees of the Company and its Subsidiaries who are located in the United States with employee benefits that are substantially comparable in the aggregate to those benefits that were provided to such employees under the Company’s Employee Benefit Plans immediately prior to the Effective Time (excluding, for this purpose, any equity compensation arrangements that were made available to such employees prior to the Effective Time); provided, however, that neither Parent nor the Surviving Corporation (or any of their respective Affiliates) shall be under any obligation to retain any employee or group of employees of the Company or any of its Subsidiaries other than as required by applicable Law.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangement maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any of its Subsidiaries (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or any of its Subsidiaries, as the case may be, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Employee Benefit Plan.

(c) Except as to any communications previously approved, the Company and its Subsidiaries shall not distribute or otherwise convey to any of their respective employees without the prior written approval of Parent, any communications intended to be made to any of their respective employees relating to (i) the transactions contemplated hereby or (ii) with respect to any employee benefit plans or programs of Parent or Purchaser; provided, however, that, with respect to communications described in clause (i) of this sentence, if such approval is not received within forty-eight (48) hours after the Company delivers such communication to the appropriate officer of Parent, such approval shall be deemed to have been received by the Company.

(d) Within fifteen (15) Business Days after the date hereof, the Company shall deliver or make available to Parent pursuant to the data privacy agreement executed between the Company and Parent a true, complete and correct list that sets forth, as of the date hereof, the name and current salary/wage rates of each full-time and part-time employee of the Company, any of its Subsidiaries and the Controlled Group Members (the “Current Company Employees”), that also indicates whether any Current Company Employees are currently on leave of absence for any reason.

(e) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the “401(k) Plan”) as Parent may deem necessary or appropriate, including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

(f) The Company, Parent and Purchaser acknowledge and agree that all provisions contained in this Section 5.8 and in Section 3.14 and 3.15 with respect to Company Employees are included for the sole benefit of Parent, the Purchaser and the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any Company Employees, former Company Employees, any participant in any Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective Affiliates. No provision of this Section 5.8 or Section 3.14 or 3.15 shall constitute an amendment to any Employee Benefit Plan or any employee benefit or compensation plan, policy agreement or arrangement of Purchaser or any of its Affiliates.

Section 5.9 Indemnification of Directors and Officers.

(a) For six years after the Effective Time, Parent shall provide indemnification and exculpation for (i) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries, and (ii) those individuals party to indemnification agreements listed on Section 5.9 of the Company Disclosure Schedule (the “Indemnified Parties”) which is at least as favorable to such person as the exculpation and indemnification provided to the Indemnified Parties by the Company and its Subsidiaries immediately prior to the date of this Agreement in the applicable Company Charter, Company Bylaws, Subsidiaries Governance Documents and the indemnification agreements set forth in Section 5.9 of the Company Disclosure Schedule that each Indemnified Party has with the Company, as in effect on the date hereof.

(b) Parent shall either (i) cause to be maintained in effect, for a period of six years after the Effective Time, the current policy of the Company’s directors’ and officers’ and fiduciary liability insurance described on Section 5.9 of the Company Disclosure Schedule (the “Current D&O Policy”) covering acts or omissions at or prior to the Effective Time with respect to those persons who are currently covered by the Current D&O Policy, or (ii) obtain, in consultation with the Company, a prepaid (or “tail”) directors’ and officers’ liability insurance policy covering acts or omissions at or prior to the Effective Time for a period of six years after the Effective Time, with respect to those persons who are currently covered by the Current D&O Policy on terms with respect to such coverage and amounts no less favorable to such indemnified persons than those of the Current D&O Policy; provided, that (A) this Section 5.9(b) shall not extend or otherwise increase obligations of the Company to provide coverage for acts or omissions of directors or officers of any Person acquired by the Company prior to the date of this Agreement beyond the terms provided for in the agreements with respect to such transactions; (B) Parent may substitute one or more policies for the Current D&O Policy, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the persons currently covered by the Current D&O Policy; (C) Parent shall not be required to pay any annual premium for the Current D&O Policy or any substitutes with respect thereto in excess of 250% of the annual premium to be in effect after the date hereof; and (D) if the premium for the Current D&O Policy or any substitutes therefor exceeds such amount, Parent shall purchase a substitute policy with the greatest coverage available for such 250% amount.

(c) The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Party to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

Section 5.10 Rights Agreement; State Takeover Laws.

(a) The Company covenants and agrees that it shall not take any action which would allow any Person (solely for purposes of this Section 5.10(a), as defined in the Rights Agreement) other than Parent, the Purchaser, or any Subsidiary of Parent to acquire “Beneficial Ownership” (solely for purposes of this Section 5.10(a), as defined in the Rights Agreement) of 15.0% or more of the “Common Shares” without causing a “Distribution Date,” a “Shares Acquisition Date” or a “Triggering Event” (as each such term is defined in the Rights Agreement) to occur. The Company Board shall not make a determination that Parent, the Purchaser or any of their respective Affiliates or associates, directors, officers or employees is an “Acquiring Person” for purposes of the Rights Agreement.

(b) The Company Board shall take all action reasonably necessary to render (i) Section 2 of Article NINTH of the Company Charter and (ii) any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law that becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Offer, the Merger, the Support Agreements or the Top-Up Option, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement, inapplicable to the foregoing. Nothing in this Agreement shall be deemed to prohibit the Company from complying with its obligations under Section 220 of the DGCL.

Section 5.11 Parent Agreement Concerning Purchaser. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or Company Stock Options pursuant to this Agreement, and the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.13 Rule 14d–10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d–10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d–10(d) under the Exchange Act.

Section 5.14 Actions With Respect to Company’s Outstanding Indebtedness. The Company shall cooperate fully with Parent and the Purchaser and shall use its reasonable best efforts to take or cause to be taken, all actions (including making any filings, delivering notices and taking any actions required by Law), and to do, or cause to be done, all things necessary, proper or advisable, as may be necessary to effect the Merger or the other transactions contemplated by this Agreement or as Parent may reasonably request, including taking such actions as are described on Schedule 5.14. The Company shall use its reasonable best efforts to provide, or shall use its reasonable best efforts to cause to be provided, in accordance with the applicable provisions of the Indentures and the Senior Credit Facility, as applicable, to the trustees under the Indentures, to each 7 1/2% Noteholder, each holder of Convertible Notes and to Bank of America, N.A., as administrative agent under the Senior Credit Facility (or any of the lenders thereunder), any notices and announcements required by any of the Indentures or the Senior Credit Facility in connection with the transactions contemplated by this Agreement as they relate to the 7 1/2% Notes, the Convertible Notes or the Senior Credit Facility, which must be in form and substance reasonably acceptable to Parent. The Company shall: (i) take all such further actions as may be necessary to comply with all of the terms and conditions of the Indentures and the Senior Credit Facility in connection with the transactions contemplated by this Agreement as they relate to the 7 1/2% Notes, the Convertible Notes or the Senior Credit Facility; and (ii) after the Acceptance Time, take such other actions with respect to the 7 1/2% Notes, the Convertible Notes, the Indentures or the Senior Credit Facility as reasonably requested by Parent, including in connection with any repayment of the 7 1/2% Notes, the Convertible Notes or the Senior Credit Facility. In the event that the Company is required under the terms and conditions of the Convertible Notes Indentures to pay a conversion value with respect to a Convertible Note surrendered for conversion based on a price per share of Company Common Stock in excess of the Merger Consideration, the Company shall provide Parent with supporting documentation detailing the calculation of such conversion value, in form and substance reasonably satisfactory to Parent, and Parent shall have a reasonable opportunity to review and comment upon such documentation prior to the Company making such payment.

Section 5.15 Sufficient Funds for Payment of Debt. From and after the Acceptance Time, on or prior to the date on which the applicable payment specified in this Section 5.15 is required to be made, Parent shall (i) advance the Company cash or cash equivalents, (ii) provide access to committed or available credit facilities or other borrowings or (iii) otherwise fund in such combination as Parent may determine, in each case (x) on terms and conditions no less favorable to the Company than the existing terms of the Senior Credit Facility, and (y) in amounts sufficient to enable the Company to comply with its obligations under Section 5.14 and the Senior Credit Facility, the 7 1/2% Notes Indenture and the Convertible Notes Indentures, and pay any and all fees and expenses, including prepayment penalties, required in connection with the foregoing. Any such amounts shall be used solely for the purposes contemplated by this Section 5.15.

Section 5.16 Company Certificate. At Parent’s request, the Company shall deliver a properly executed statement, in a form reasonably acceptable to Parent conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3) and a properly executed notice as described in Treasury Regulation Section 1.897-2(h).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if and to the extent required by applicable Law; provided that Parent and Purchaser shall, and shall cause any of their Affiliates to, vote all Shares held by them in favor of the adoption of this Agreement;

(b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger;

(c) All statutory waiting periods (and any extension thereof) applicable to the Merger under the HSR Act and the EC Merger Regulation shall have been terminated or shall have expired; and

(d) The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned as follows:

(a) By mutual written consent of Parent and the Company, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company;

(b) By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder, at any time prior to July 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date;

(c) By either the Company or Parent, prior to the Acceptance Time, if any Governmental Entity having jurisdiction over the Company, Parent or Purchaser shall have issued an Order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially as contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and non-appealable; provided, however, the party seeking to terminate this Agreement under this Section 7.1(c) shall have used reasonable best efforts to cause any such Order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof;

(d) By Parent, at any time prior to the Acceptance Time, if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or the Company Board shall (A)

approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal, (iii) the Company Board fails publicly to reaffirm its recommendation of this Agreement and the transactions contemplated hereby (x) within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal (provided only one such reaffirmation request per Acquisition Proposal and one additional reaffirmation request per each amendment thereof and supplement thereto may be made by Parent) or (y) if the Termination Date is less than ten (10) Business Days (but more than four (4) Business Days) from the receipt of such a request by Parent following an Acquisition Proposal, by the close of business on the Business Day immediately preceding the Termination Date, (iv) the Company shall have breached Section 5.4 in any material respect, or (v) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of actions specified in clauses (i) or (ii) of this Section 7.1(d);

(e) By the Company, at any time prior to the Acceptance Time, if the Company Board determines to accept a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.4; provided, however, that the Company shall pay the Breakup Fee to Parent substantially concurrently with such termination;

(f) By Parent, at any time prior to the Acceptance Time, if: (i) there exists a breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (c)(iii) or (c)(iv) of Annex I is not or would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such inaccuracy or breach and (iii) either such inaccuracy or breach is not capable of cure or at least twenty (20) Business Days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if (A) any material covenant of Parent or the Purchaser contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured, or (B) there exists a material breach of or inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement which has not been cured; or

(g) By the Company, at any time prior to the Acceptance Time, if: (i) there exists a breach of or inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon Parent’s or the Purchaser’s ability to consummate the Offer, (ii) the Company shall have delivered to Parent written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of cure or at least twenty (20) Business Days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured, or (B) there exists a material breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement which has not been cured.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 3.24, 4.8, 5.3(b), 5.9, this Section 7.2, Section 7.3 and Article 8, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

Section 7.3 Fees and Expenses.

(a) Parent and the Company agree that if this Agreement is terminated by (i) Parent pursuant to Section 7.1(f) or (ii) Parent or the Company pursuant to Section 7.1(b) by reason of a failure of any of the conditions specified in paragraphs (c)(iii), (c)(iv) or (c)(v) of Annex I, then the Company shall pay to Parent an amount equal to the sum of Parent’s and the Purchaser’s Expenses up to an amount equal to $20 million. Payment of Expenses pursuant to this Section 7.3(a) shall be made not later than three (3) Business Days after delivery to the Company of notice of demand for payment setting forth in reasonable detail all such Expenses.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), then the Company shall pay to Parent immediately prior to or concurrently with such termination, in the case of a termination by the Company, or within three (3) Business Days thereafter, in the case of a termination by Parent, a termination fee of $98.5 million (the “Breakup Fee”).

(c) In the event that (i) this Agreement is terminated pursuant to (A) Section 7.1(b) by reason of the failure of the Minimum Condition or (B) Section 7.1(f) by reason of a breach by the Company of any representation, warranty or covenant of the Company contained in this Agreement that the Company shall have failed to cure in accordance with the notice and cure provisions of Section 7.1(f), (ii) prior to the date of termination of this Agreement an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company or the Company Board and not withdrawn, and (iii) (A) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to (an “Acquisition Agreement”) (or consummates) a transaction contemplated by any Acquisition Proposal or (B) a tender or exchange offer or other Acquisition Proposal is first publicly announced within twelve (12) months of such termination and is subsequently consummated, then the Company shall pay to Parent the Breakup Fee (which shall be in addition to Expenses, if any, previously paid in accordance with Section 7.3(a) above), on the date no later than two (2) days after the earlier to occur of (A) the consummation of a transaction that constitutes an Acquisition Proposal or (B) the date on which the Company executes an Acquisition Agreement. For purposes of the immediately preceding sentence, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.3 except that the references to “15%” therein shall be deemed to be references to “35%”.

(d) Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in Sections 7.3(b) and (c) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that shall compensate Parent and the Purchaser in the circumstances in which such Breakup Fee is payable.

Section 7.4 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5 Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein or in Annex I hereto; provided, however, that, after approval of the Merger by the Company’s stockholders, no extension or waiver may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without the further approval of such stockholder. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time. After the Acceptance Time, Parent shall not be permitted to claim that any breach by the Company of Section 5.1 results in a failure of a condition to consummate the Merger pursuant to Article 6 or excuses performance by Parent or the Purchaser of any of its obligations hereunder. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands, approvals and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by national prepaid overnight courier (providing written proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or the Purchaser, addressed to it at:

Abbott Laboratories

Dept. 3MDG, Bldg. AP6D-2

100 Abbott Park Road

Abbott Park, Illinois 60064

Tel: (847) 937-6100

Fax: (847) 938-6277

Attention: Executive Vice President, Medical Devices

with a copy to:

Abbott Laboratories

Dept. 0364, Bldg. AP6D

100 Abbott Park Road

Abbott Park, Illinois 60064-6020

Tel: (847) 937-6100

Fax: (847) 937-3966

Attention: General Counsel

and with a copy to (for information purposes only):

Jones Day

77 West Wacker

Chicago, Illinois 60601-1692

Tel: (312) 782-3939

Fax: (312) 782-8585

Attention: Elizabeth Clough Kitslaar

If to the Company, addressed to it at:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Tel: (714) 247-8200

Fax: (714) 247-8672

Attention: General Counsel

with a copy to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP

300 S. Grand Avenue, 34 Floor

Los Angeles, California 90071-3144

Tel: (213) 687-5000

Fax: (213) 687-5600

Attention: Brian J. McCarthy

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“1.375% Convertible Notes” means the 1.375% Convertible Senior Subordinated Notes due 2025 of the Company.

“2.50% Convertible Notes” means the 2.50% Convertible Senior Subordinated Notes due 2024 of the Company.

“3.25% Convertible Notes” means the 3.25% Convertible Senior Subordinated Notes due 2026 of the Company.

“7 1/2% Noteholders” means the record holders of the 7 1/2% Notes and, to the extent known to the Company, the Beneficial Owners of the 7 1/2% Notes.

“7 1/2% Notes” means the outstanding 7 1/2% Senior Subordinated Notes due 2017 of the Company.

“7 1/2% Notes Indenture” means the Indenture, dated as of April 2, 2007, between the Company, as issuer, and Wilmington Trust Company, as trustee.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement.

“Acquisition Proposal” means any offer or proposal, or filing of any regulatory application or notice (whether in draft or final form), or public disclosure of an intention to do any of the foregoing, by any Person other than Parent, the Purchaser or any of their respective Subsidiaries concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease, license or other disposition, directly or indirectly, whether by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 15% or more of the voting power of the Company, (d) transaction or series of transactions in which any Person would acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any group (as defined in Section 13(d) of the Exchange Act) has been formed which Beneficially Owns or has the right to acquire Beneficial Ownership, of Equity Interests representing 15% or more of the voting power of the Company or (e) any combination of the foregoing.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, the first-mentioned Person.

“Beneficial Ownership” (and related terms such as “Beneficially Own”, “Beneficially Owned” or “Beneficial Owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act; provided that such definition shall not apply to Section 5.10(a).

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any fact, change, event, development, condition, circumstance, occurrence or effect that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents, or would reasonably be expected to prevent, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement; provided, however, that none of the following facts, changes, events, developments, conditions, circumstances, occurrences or effects shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, except to the extent such changes adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the ophthalmic industry; (ii) changes in the ophthalmic industry, except to the extent such changes adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (iii) any change in Law or the authoritative interpretation thereof or GAAP or the interpretation thereof; (iv) acts of war, armed hostility or terrorism, except to the extent such changes adversely affect the Company and its Subsidiaries; (v) any change to the extent resulting from or arising out of actions taken at the written request of Parent and not otherwise in the Ordinary Course of the Company’s Business or not otherwise taken in order to effectuate the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof; (vi) any change to the extent resulting from Parent unreasonably withholding its consent under Section 5.1(a) and requested to be taken by the Company to Parent in writing, provided that (A) the Company demonstrates that such consent was unreasonably withheld and (B) the facts and circumstances giving rise to any action requiring such consent may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect; (vii) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after December 31, 2008 (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); and (viii) any change in the price or trading volume of the Company Common Stock on the NYSE (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect).

“Competition Laws” shall mean statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.

“Contract” means, with respect to any Person, any agreement, contract, lease (whether for real or personal property), license, note, bond, mortgage, indenture, guarantee, deed of trust, loan, evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, undertaking, employment agreement, or instrument to which such Person or its Subsidiaries is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written.

“Control” (including the terms “Controlled” by and under “Common Control” with) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Convertible Notes” means the 2.50% Convertible Notes, the 1.375% Convertible Notes and the 3.25% Convertible Notes, collectively.

“Convertible Notes Indentures” means, collectively, (i) the Indenture, dated as of June 22, 2004, between the Company, as issuer, and U.S. Bank National Association, as trustee, relating to the 2.50% Convertible Notes; (ii) the Indenture, dated as of July 18, 2005, between the Company, as issuer, and U.S. Bank National Association, as trustee, relating to the 1.375% Convertible Notes; and (iii) the Indenture dated as of June 13, 2006 between the Company, as issuer, and U.S. Bank National Association, as trustee, relating to the 3.25% Convertible Notes, together with any amendments, modifications and/or supplements thereto.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therein to or therefor.

“Expenses” includes all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents and the Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Fully Diluted Basis” means, as of any date, (a) the number of Shares outstanding, plus (b) the number of Shares the Company is then required to issue pursuant to options, rights to acquire or other obligations outstanding at such date, including under any employee stock option or other benefit plans, warrants, options, or other securities convertible or exchangeable into or exercisable for Shares, or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the Company Stock Option Plans, plus (c) the number of Shares then issuable, if any, under the Convertible Notes (but only to the extent the holders of the Convertible Notes have the right to acquire Shares upon conversion); provided, that Shares issuable with respect to the Company Rights shall be excluded from such number.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, supranational, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, any supranational organization and any Person exercising executive, legislative, judicial, regulatory, Taxing or administrative functions of or pertaining to any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indentures” means each of the Convertible Notes Indentures and the 7 1/2% Notes Indenture.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of a Person means the actual knowledge, after due inquiry and reasonable investigation, of (i) with respect to Parent, any of the individuals listed on Schedule 8.3(i) hereto and (ii) with respect to the Company, any of the individuals listed on Schedule 8.3(ii) hereto.

“Law” means any federal, state, local, national or supranational or foreign law, statute, code, rule, regulation or material ordinance.

“Lien” means any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

“Nondisclosure Agreement” means the nondisclosure agreement, dated October 24, 2008, between the Company and Parent.

“Non-Monetary Relief” means any relief, other than the payment by the Company of a liquidated amount in cash, including debarment, corporate integrity agreements, any undertaking restricting the operations of the Company’s business or the granting of licenses, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion, seizure or detention of product, withdrawal of approval or authorization for product marketing, or notification, repair or replacement (including under 21 U.S.C. Section 360h)), but excluding customary non-material settlement undertakings such as confidentiality agreements, mutual covenants not to sue and cross-releases of the claims subject to the Proceeding.

“Notified Body” means a body designated by a member state of the European Union or a signatory to the European Free Trade Agreement to perform the functions of a notified body in relation to medical devices under Council Directive 90/385/EEC or 93/42/EEC or Parliament and Council Directive 98/79/EC, as amended, or any successor legislation of the European Union relating to medical devices.

“Order” means any order, judgment or injunction.

“Ordinary Course of the Company’s Business” means the ordinary course of the Company’s business consistent with the Company’s past practice.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9 and the Proxy Statement.

“Parent Material Adverse Effect” means any fact, change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by Parent or the Purchaser of any of their obligations under this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); provided that such definition shall not apply to Section 5.10(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Credit Facility” means that certain Credit Agreement, dated as of April 2, 2007, among the Company, as the Borrower, certain of its subsidiaries, as the guarantors, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P., as documentation agent, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto, as amended, restated or otherwise modified from time to time, together with all Loan Documents (as defined therein) as amended by (i) the First Amendment to Credit Agreement, dated as of October 5, 2007, by and among the Company, the guarantors party thereto, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P., as documentation agent, Bank of America N.A., as administrative agent, swing line lender and L/C issuer, and the lenders party thereto, and (ii) the Second Amendment to Credit Agreement, dated as of July 30, 2008, by and among the Company, the guarantors party thereto, certain of the Revolving Credit Lenders and Bank of America, N.A., as administrative agent on behalf of itself and the lenders party thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a written Acquisition Proposal (except the references therein to “15%” shall be replaced by “a majority”) made by a third party which did not arise out of a breach of Section 5.4 by the Company, any of its Subsidiaries, any Company Representative or any other Company Affiliate and which, in the good faith judgment of the Company Board (after consultation with financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, any antitrust or competition law approvals or non-objections, and the Person making such proposal, (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 5.4(d)(C)(ii)).

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or declaration or similar document or statement supplied or required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind in the nature of a tax, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and related regulations.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Plan	Section 5.8(e)
Acceptance Time	Section 1.1(b)
Acquisition Agreement	Section 7.3(c)
Agreement	Preamble
Balance Sheet	Section 3.9(b)
Benefit Plan SEC Reports	Section 3.14(v)
Book-Entry Shares	Section 2.2(b)
Breakup Fee	Section 7.3(b)
Certificate of Merger	Section 1.5
Certificates	Section 2.2(b)
Change of Board Recommendation	Section 5.4(a)
Closing	Section 1.5
Closing Date	Section 1.5
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.2
Company Charter	Section 3.2
Company Common Stock	Recitals
Company Disclosure Schedule	ARTICLE 3
Company Employees	Section 5.8(b)
Company Enterprise Value	Section 7.3(b), FN 5
Company Equity Plans	Section 2.4(a)
Company Incentive Award	Section 3.3(b)
Company Registered Intellectual Property	Section 3.19(a)

Company Representatives	Section 5.3(a)
Company Rights	Recitals
Company Stock Options	Section 2.4(a)
Company Stockholder Approval	Section 3.4(b)
Compensation Committee	Section 3.14(s)
Continuing Directors	Section 1.3(b)
Controlled Group Member	Section 3.14(a)
Converted Parent Option	Section 2.4(a)
Current Company Employees	Section 5.8(d)
Current D&O Policy	Section 5.9(b)
DGCL	Recitals
Dissenting Shares	Section 2.3
Distributor Registrations	Section 3.8 (b)
EC Merger Regulation	Section 3.6
Effective Time	Section 1.5
Employee Benefit Plans	Section 3.14(a)
Environmental Claims	Section 3.18
Environmental Laws	Section 3.18
Equity Award Waivers	Section 2.4(d)
ERISA	Section 3.14(a)
ESPPs	Section 2.5
Exchange Act	Section 1.1(a)
Exchange Ratio	Section 2.4(a)
Expiration Date	Section 1.1(d)
Fair Market Value of a share of Parent Common Stock	Section 2.4(a)
FDA	Section 3.8(b)
FDCA	Section 3.8(b)
Financial Advisors	Section 3.24
Foreign Employee Benefit Plan	Section 5.3(c)
Health Care Law	Section 3.23
Indemnified Parties	Section 5.9(a)
Initial Expiration Date	Section 1.1(d)
Intellectual Property	Section 3.19(h)
IP Standard Form Contracts	Section 3.19(a)
Material Contracts	Section 3.13(a)
Material IP Contracts	Section 3.19(i)
Materials of Environmental Concern	Section 3.18
Material Real Property	Section 3.16(a)
Material Real Property Leases	Section 3.16(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Minimum Condition	Section 1.1(b)
Notice of Adverse Recommendation	Section 5.4(d)(C)(I)
Notice Period	Section 5.4(d)(C)(I)
NYSE	Section 1.1(e)
Offer	Recitals

Offer Documents	Section 1.1(h)
Offer Price	Recitals
Offer to Purchase	Section 1.1(c)
Parent	Preamble
Parent Benefit Plans	Section 5.8(b)
Parent Common Stock	Section 2.4(a)
Parent Representatives	Section 5.3(a)
Paying Agent	Section 2.2(a)
Permits	Section 3.8(b)
Preferred Stock	Section 3.3(a)
Principal Stockholders	Recitals
Promissory Note	Section 1.8(d)
Proprietary Product	Section 3.19(f)
Proxy Statement	Section 1.6(a)
Purchaser	Preamble
Purchaser Common Stock	Section 2.1(c)
Qualified Plan	Section 3.14(e)
Real Property	Section 3.16(a)
Recent SEC Reports	ARTICLE 3
Registered Intellectual Property	Section 3.19(a)
Requisite SEC Reports	Section 3.9(a)
Restricted Stock Units	Section 2.4(c)
Rights Agreement	Recitals
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(h)
SEC	Section 1.1(e)
SEC Required Contracts	Section 3.13(a)
Section 16	Section 5.12
Series A Preferred Stock	Section 3.3(a)
Shares	Recitals
Short Form Threshold	Section 1.7
Special Meeting	Section 1.6(b)
Subsidiaries Governance Documents	Section 3.2
Support Agreements	Recitals
Surviving Corporation	Section 1.4(a)
Termination Date	Section 7.1(b)
Top-Up Closing	Section 1.8(c)
Top-Up Exercise Notice	Section 1.8(c)
Top-Up Notice Receipt	Section 1.8(c)
Top-Up Option	Section 1.8(a)
Top-Up Shares	Section 1.8(a)

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or Order or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedules, Company Disclosure Schedules and the Support Agreements and the other documents delivered pursuant hereto, including any Acceptable Confidentiality Agreement or data privacy agreement entered into in accordance with Section 5.4(b)) and the Nondisclosure Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.8 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent without the consent of any other party, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine gender; and the feminine gender shall include the masculine gender. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. For purposes of this Agreement, the use of the term “including” shall be deemed to mean “including, without limitation.”

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all matters arising hereunder or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY,

AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement in accordance with Section 7.1, (a) each party shall be entitled at its election to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond, guarantee or other undertaking in connection with the obtaining of any specific performance or injunctive relief and (c) the parties shall waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Either party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct. Notwithstanding the foregoing, with respect to the Company the provisions of this Section 8.13 are subject to the damage limitation set forth in Section 7.3.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABBOTT LABORATORIES

		By:	/s/ Thomas C. Freyman
		Name:	Thomas C. Freyman
		Title:	Executive Vice President, Finance & Chief Financial Officer

RAINFOREST ACQUISITION INC.

		By:	/s/ Thomas C. Freyman
		Name:	Thomas C. Freyman
		Title:	President

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ James V. Mazzo
Name:	James V. Mazzo
Title:	Chairman and Chief Executive Officer

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I and not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2009, by and among ABBOTT LABORATORIES, an Illinois corporation, RAINFOREST ACQUISITION INC., a Delaware corporation and wholly owned Subsidiary of Parent, and ADVANCED MEDICAL OPTICS, INC., a Delaware corporation.

Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of, purchase or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

(a) the Minimum Condition shall not have been satisfied at the Expiration Date;

(b) (i) the applicable waiting period under the HSR Act in respect of the transactions contemplated by the Merger Agreement has not expired or been terminated at or prior to the Expiration Date or (ii) the European Commission has not issued a merger control clearance pursuant to the EC Merger Regulation;

(c) any of the following conditions exist or has occurred, and is continuing at the Expiration Date:

(i) there shall be pending or threatened in writing any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, the Purchaser, the Company or any of its Subsidiaries in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose material limitations on the ability of Parent or the Purchaser, or otherwise to render Parent or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, (C) seeking to prohibit or impose any material limitations on the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other material transactions contemplated by the Merger Agreement, or otherwise seeking to compel Parent, the Company or any of their respective Subsidiaries to divest, dispose of, license or hold separate any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other material transactions contemplated by the Merger Agreement, or (D) seeking to prohibit or impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company;

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(ii) there shall be any statute, rule, regulation, judgment, Order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any other material transaction contemplated by the Merger Agreement, that (x) has had or would reasonably be expected to have, individually or in the aggregate, directly or indirectly, any of the consequences referred to in clauses (A) through (D) of paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other material transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(iii) one or more of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms set forth therein, or references to “substantial compliance” or “substantial conformity” or similar terms contained in Sections 3.20, 3.21 and 3.23) except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect as if such representations and warranties were made at the time of such determination (except to the extent such representations and warranties relate to an earlier date, in which case only as of such earlier date);

(iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure from Parent;

(v) since the date of the Merger Agreement, a Company Material Adverse Effect shall have occurred; or

(vi) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except the Minimum Condition may not be waived), in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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